Execution Copy

STOCK PURCHASE AGREEMENT
by and among
R&R ENTERPRISES, INC.
“SELLER”
SENTEL CORPORATION,
“ACQUIRED COMPANY”
VECTRUS SYSTEMS CORPORATION,
“PURCHASER”
and
RUSSELL T. WRIGHT
“SELLER SHAREHOLDER”
January 23, 2018

i

Table of Contents
(Continued)
Page

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER		24
4.01	Power	24
4.02	Authorization	24
4.03	No Violation	24
4.04	Ownership	24
4.05	Tax Matters	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER SHAREHOLDER		24
5.01	Power	24
5.02	Authorization	24
5.03	No Violation	25
5.04	Ownership	25

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		25
6.01	Organization and Power	25
6.02	Authorization	25
6.03	No Violation	25
6.04	Governmental Authorities; Consents	25
6.05	Litigation	26
6.06	Brokerage	26
6.07	Investment Representation	26
6.08	Financing	26
6.09	Solvency	26
6.10	No Foreign Ownership	26

ARTICLE VII [INTENTIONALLY DELETED]		27

ARTICLE VIII CERTAIN COVENANTS		27
8.01	Access to Books and Records	27
8.02	Director and Officer Liability and Indemnification	27
8.03	Conditions	28
8.04	Contact with Employees, Customers and Suppliers	28
8.05	Employment and Benefit Arrangements	28
8.06	Employee Layoffs	28
8.07	Corporate Headquarters Lease	29

ARTICLE IX INDEMNIFICATION		29
9.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions	29
9.02	Indemnification from the Indemnity Escrow Account for the Benefit of the Purchaser	29
9.03	Indemnification by the Purchaser for the Benefit of the Seller	30
9.04	Mitigation	31
9.05	Defense of Third Party Claims	31
9.06	Determination of Loss Amount	31

Table of Contents
(Continued)
Page

9.07	Manner of Payment	32
9.08	Acknowledgment; No Reliance	32
9.09	Other Indemnification Matters	33

ARTICLE X [RESERVED]		33

ARTICLE XI ADDITIONAL COVENANTS		33
11.01	Tax Matters	33
11.02	Further Assurances	37
11.03	Consents	37
11.04	Regulatory Filings; Cooperation	37
11.05	Disclosure Generally	38
11.06	Sentel International	38

ARTICLE XII DEFINITIONS		39
12.01	Definitions	39
12.03	Other Definitional Provisions	45

ARTICLE XIII MISCELLANEOUS		45
13.01	Press Releases and Communications	45
13.02	Expenses	46
13.03	Notices	46
13.04	Assignment	47
13.05	Severability	47
13.06	References	47
13.07	Construction and Disclosure	47
13.08	Amendment and Waiver	48
13.09	Complete Agreement	48
13.10	Third-Party Beneficiaries	48
13.11	Waiver of Trial by Jury	48
13.12	Purchaser Deliveries	48
13.13	Specific Performance	48
13.14	Delivery by Electronic Mail	48
13.15	Counterparts	49
13.16	Governing Law	49
13.17	Consent to Jurisdiction	49
13.18	Prevailing Party	49
13.19	Acknowledgement Regarding Post-Closing Attorney-Client Matters	49
13.20	Tax Withholding on Compensatory Payments	50
13.21	Payments under this Agreement	51
13.22	Non-Solicit and Non-Compete	51

EXHIBITS
Exhibit A        Escrow Agreement
Exhibit B        Example Calculation of Net Working Capital

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of January 23, 2018, is made by and among Vectrus Systems Corporation, a Delaware corporation (the "Purchaser"), SENTEL Corporation, a Virginia corporation (the "Acquired Company"), R&R Enterprises, Inc., a Delaware corporation (the "Seller"), and Russell T. Wright (“Seller Shareholder”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.
WHEREAS, Seller Shareholder owns all of the issued and outstanding capital stock of the Seller;
WHEREAS, the Seller owns all of the issued and outstanding capital stock of the Acquired Company (the "Shares"); and
WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Shares in exchange for the consideration set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF THE SHARES
1.01    Basic Transaction. On and subject to the terms and conditions of this Agreement, at the Closing, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, all of the Shares owned by the Seller for the consideration specified below in this Article I.
1.02    Purchase and Sale of Shares.
(a)    Estimated Purchase Price. The "Estimated Purchase Price" means (i) $36,000,000 (the "Base Value"), plus (ii) the amount, if any, by which Estimated Net Working Capital exceeds Target Working Capital, minus (iii) the amount, if any, by which Target Working Capital exceeds Estimated Net Working Capital, plus (iv) the total amount of Estimated Cash on Hand, minus (v) the total amount of Estimated Indebtedness, minus (vi) the Estimated Company Transaction Expenses.
(b)    Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Shares for and in consideration of the Estimated Purchase Price (less the Indemnity Escrow Amount).
1.03    The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by conference call and electronic (i.e., email/pdf) correspondence on the second business day following full satisfaction or due waiver of all of the closing conditions set forth in Article II hereof (other than those to be satisfied at the Closing, but subject to the satisfaction of those conditions) or on such other date as is mutually agreeable to the Purchaser and the Seller. The date of the Closing is referred to herein as the "Closing Date."

1.04    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties shall consummate the following transactions on the Closing Date:
(a)    the Seller shall deliver or cause to be delivered to the Purchaser:
(i)    all of the stock certificates evidencing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers or an express indemnity in the Agreed Form in the case of any certificate found to be missing;
(ii)    a letter of resignation in the Agreed Form from Seller Shareholder as an officer and director of any Member of the Company Group;
(iii)    evidence that all intercompany liabilities between the Company Group, on one hand, and the Seller and its Affiliates and their respective family members, on the other hand, have been settled; and
(iv)    a copy of the resolutions of the board of directors of the Acquired Company approving the transactions contemplated hereby.
(b)    the Purchaser shall deliver to the Seller the Estimated Purchase Price less the Indemnity Escrow Amount by wire transfer of immediately available funds to the account(s) designated by the Seller (which account(s) shall be designated by the Seller to the Purchaser in writing at least two business days before the Closing Date);
(c)    the Acquired Company shall deliver to the Purchaser appropriate payoff letters from the holders of Indebtedness set forth on the Indebtedness Payoff Schedule attached hereto;
(d)    the Purchaser shall repay, or cause to be repaid, on behalf of the Company Group and pursuant to the payoff letters delivered pursuant to Section 1.04(c), all amounts necessary to discharge fully the then outstanding balance of the Indebtedness set forth on the Indebtedness Payoff Schedule, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;
(e)    the Purchaser shall pay on behalf of the Company Group the Estimated Company Transaction Expenses;
(f)    the Purchaser shall deliver the Indemnity Escrow Amount by wire transfer of immediately available funds to the Escrow Agent;
(g)    the Company Group shall provide evidence that the Acquired Company has taken such actions, approved by the Purchaser (such approval not to be unreasonably withheld), as required by Treasury Regulation § 1.409A-3(j)(4)(ix)(B) to provide for (a) termination of the Sentel Corporation Deferred Compensation Plan and any other plan required to be aggregate with such plan under Code Section 409A (collectively, “SENTEL DCPs”); (b) removal of all special post-change in control provisions from the SENTEL DCPs; and (c) payment of all benefits due under the SENTEL DCPs on or as soon as practical after the Closing Date;
(h)    the Acquired Company shall pay to the employees, former employees, and independent consultants of the Members of the Company Group (i) all annual bonuses and other bonuses relating to periods ending on the Closing Date and (ii) all bonuses and other payments, including payments under Management Incentive Interest Award Agreements, relating to the consummation of the transactions contemplated by this Agreement; and
(i)    the Purchaser and the Seller shall make such other deliveries as are required by Article II hereof.
1.05    Purchase Price Adjustments.
(a)    At least two business days prior to the Closing Date, the Acquired Company shall deliver to the Purchaser a good faith estimate of Net Working Capital (the "Estimated Net Working Capital"), Cash on Hand (the "Estimated Cash on Hand"), Indebtedness (the "Estimated Indebtedness"), and Company Transaction Expenses (the “Estimated Company Transaction Expenses”) and the resulting calculation of the Estimated Purchase Price.
(b)    As promptly as possible, but in any event within sixty days after the Closing Date, the Purchaser will deliver to the Seller a statement showing the Purchaser's calculation of Net Working Capital, Cash on Hand, Indebtedness, and Company Transaction Expenses (the "Preliminary Closing Statement"). The Preliminary Closing Statement shall be prepared in accordance with GAAP or in accordance with this Agreement if different from GAAP, applied on a basis consistent with the methods, policies, practices, procedures, classifications and estimation techniques used in the preparation of the Audited Financial Statements. The parties agree that the purpose of preparing the Preliminary Closing Statement and determining Net Working Capital, Cash on Hand, Indebtedness, and Company Transaction Expenses and the related purchase price adjustments contemplated by this Section 1.05(b) is to measure changes in Net Working Capital and the levels of Cash on Hand, Indebtedness, and Company Transaction Expenses as of Closing, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies as those used in the preparation of the Audited Financial Statements. After delivery of the Preliminary Closing Statement, the Purchaser shall give the Seller and its accountants reasonable access to review the Purchaser's and the Company Group's books and records and work papers related to the preparation of the Preliminary Closing Statement. The Seller and its accountants may make inquiries of the Purchaser and its Subsidiaries (including the Company Group) and their respective accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of its review thereof, and the Purchaser shall, and shall cause its Subsidiaries to, cause any such accountants to cooperate with and promptly respond to such inquiries. If the Seller has any objections to the Preliminary Closing Statement, the Seller shall deliver to the Purchaser a statement setting forth its objections thereto (an "Objections Statement"). If an Objections Statement is not delivered to the Purchaser within thirty days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable. The Seller and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty days after the delivery of the Objections Statement, the Seller and the Purchaser shall submit such dispute to KPMG LLP or such other mutually acceptable dispute resolution firm (the "Dispute Resolution Firm"). Any further submissions to the Dispute Resolution Firm must be written and delivered to each party to the dispute. The Dispute Resolution Firm shall consider only those items and amounts which are identified in the Objections Statement as being items which the Seller and the Purchaser are unable to resolve. The Dispute Resolution Firm's determination will be based solely on the definitions of Net Working Capital, Cash on Hand, Indebtedness, and Company Transaction Expenses, as applicable, contained in this Agreement. The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all disagreements as soon as practicable and in any event within forty-five days after the submission of any dispute. Further, the Dispute Resolution Firm's determination shall be based solely on the submissions by the Purchaser and the Seller which are in accordance with the terms and procedures set forth in this Agreement, and not on the basis of an independent review. The resolution of the dispute by the Dispute Resolution Firm shall be final, binding and non-appealable. The costs and expenses of the Dispute Resolution Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the presentation to the Dispute Resolution Firm; however, the Seller and the Purchaser shall equally advance any costs and expenses of the Dispute Resolution Firm that are payable prior to rendering a determination. For example, if the Seller submits an Objections Statement for $1,000, and if the Purchaser contests only $500 of the amount claimed by the Seller, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm will be allocated 60% (i.e., 300/500) to the Purchaser and 40% (i.e., 200/500) to the Seller.
(c)    Post-Closing Adjustment.
(i)    If the Final Purchase Price is greater than the Estimated Purchase Price, the Purchaser shall promptly (but in any event within five business days after the determination of the Final Purchase Price) deliver to the Seller the amount of such excess, by wire transfer of immediately available funds to an account or accounts designated by the Seller.
(ii)    If the Final Purchase Price is less than the Estimated Purchase Price, the Seller shall promptly (but in any event within five business days after the determination of the Final Purchase Price) deliver to the Purchaser the amount of such shortfall, by wire transfer of immediately available funds to an account designated by the Seller.
1.06    Withholding Rights. The Purchaser or its designee and the Company Group shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided that if the Purchaser, the Acquired Company or any of their respective Subsidiaries determines that an amount is required to be deducted and withheld, at least two business days prior to the date the applicable payment is scheduled to be made, the Purchaser shall provide the Seller with written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and any applicable provision of state, local or foreign Tax law pursuant to which such deduction and withholding is required and provide the recipient of such payment a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
ARTICLE II

CONDITIONS TO CLOSING
2.01    Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing:

(a)    the representations and warranties of the Acquired Company set forth in Article III, the representations and warranties of the Seller set forth in Article IV, and the representations and warranties of the Seller Shareholder set forth in Article V, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except, in each case, (i) where the failure to be true and correct would not have a Material Adverse Effect, and (ii) the representations and warranties of the Acquired Company set forth in Section 3.04 shall have been true and correct in all respects as of the date of this Agreement and the Closing;
(b)    from the date of this Agreement, there shall not have occurred any Material Adverse Effect regarding the Company Group, nor shall any event or events have occurred that, individually or in the aggregate, would reasonably be expected to result in Material Adverse Effect regarding the Company Group.
(c)    the Seller and the Acquired Company shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(d)    no judgment, decree or order shall have been entered that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(e)    the Company Group shall have received and delivered to the Purchaser good standing certificates, dated within five (5) days before the Closing, from the Secretaries of State of the state of incorporation of each Member of the Company Group.
(f)    each person listed on Schedule 2.01(f) attached hereto shall have each executed and delivered mutually acceptable employment letters or retention letters, as applicable, with the Acquired Company;
(g)    the Escrow Agent and the Seller shall have each executed and delivered signatures to the Escrow Agreement to the Purchaser;
(h)    the Acquired Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date, stating that the preconditions specified in Section 2.01(a), Section 2.01(b), and Section 2.01(c) have been satisfied.
If the Closing occurs, all closing conditions set forth in this Section 2.01 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.
2.02    Conditions to the Obligations of the Acquired Company and the Seller. The obligations of the Acquired Company and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing:
(a)    the representations and warranties of the Purchaser contained in Article VI, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except, in each case, where the failure to be true and correct would not have a material adverse effect on the financial condition or operating results of the Purchaser taken as a whole or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement;
(b)    the Purchaser shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)    no judgment, decree or order shall have been entered that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(d)    the Escrow Agent and the Purchaser shall have each executed and delivered signatures to the Escrow Agreement to the Seller;
(e)    the Purchaser shall have provided the Seller with a copy of the Representation and Warranty Policy;
(f)    the Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date, stating that the preconditions specified in Section 2.02(a) and Section 2.02(b) have been satisfied.
If the Closing occurs, all closing conditions set forth in this Section 2.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller and the Acquired Company.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY
The Acquired Company represents and warrants to the Purchaser that the statements in this Article III are true and correct as of the date of this Agreement, except as set forth in the schedules accompanying this Agreement (a "Schedule" and, collectively, the "Disclosure Schedules"):
3.01    Organization and Power.
(a)    The Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own and operate its properties and to carry on its business as now conducted.
(b)    The Acquired Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to hold such authorizations, licenses and Permits or to be so qualified would not be material to the Business.
3.02    Subsidiaries.

(a)    Schedule 3.02 sets forth a list of each of the Subsidiaries of the Acquired Company. All of the issued and outstanding shares, units or other equity securities of the Subsidiaries of the Acquired Company listed on Schedule 3.02 are owned by the Acquired Company, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.02, no Member of the Company Group owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity. Each of the Acquired Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority and all authorizations, licenses and Permits necessary to own its properties and to carry on its businesses as now conducted.
(b)    Each of the Acquired Company’s Subsidiaries is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and Permits or to be so qualified would not be material to the Business.
3.03    Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Acquired Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Except (i) as set forth on Schedule 3.03, or (ii) where the failure of any of the following to be true would not be material to the Business, the execution, delivery and performance of this Agreement by the Acquired Company and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Company Group under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of the organizational documents of any Member of the Company Group or any Contract, indenture, mortgage, lease, loan agreement or similar other agreement or instrument to which any Member of the Company Group is bound, or any Law, order, writ, assessment, decision, injunction, decree, ruling or judgment, or other restriction of any Governmental Authority to which the Company Group is subject. Assuming that this Agreement is a valid and binding obligation of the other parties, this Agreement constitutes a valid and binding obligation of the Acquired Company and the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
3.04    Capital Stock. Schedule 3.04 sets forth the issued and outstanding capital stock of the Acquired Company. The Seller is the record owner of the Shares and owns the Shares free and clear of all Liens, other than restrictions imposed by state and federal securities laws and the organizational documents of the Acquired Company. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.04, the Acquired Company does not have any equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Acquired Company. Except as set forth on Schedule 3.04, there are no outstanding (a) shares, capital stock or other equity interests or voting securities of the Acquired Company, (b) securities convertible or exchangeable into shares or other equity interests of the Acquired Company, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require the Acquired Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem shares or other equity interests of the Acquired Company or (d) unit appreciation, phantom equity, profit participation or similar rights with respect to the Acquired Company.
3.05    Financial Statements.
(a)    Schedule 3.05(a) consists of the (i) audited consolidated balance sheet of the Seller and its Subsidiaries as of each of September 30, 2015, 2016, and 2017, and the audited consolidated statements of income, stockholders' equity and cash flows for each of the 12-month periods then ended (collectively, the "Audited Financial Statements") and (ii) unaudited consolidated balance sheet of the Acquired Company and its Subsidiaries and the Seller and its Subsidiaries, both as of December 31, 2017 (the "Latest Balance Sheet"), and the unaudited consolidated statements of income and cash flows for the three-month period then ended (together with the Latest Balance Sheet and the Audited Financial Statements, the "Financial Statements"). Except as set forth on Schedule 3.05, the Financial Statements have been based upon the information contained in the Sellers' and its Subsidiaries' books and records, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Seller and its Subsidiaries and the Acquired Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from immaterial normal year-end adjustments.
(b)    The Company Group has no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except (i) liabilities set forth on the Latest Balance Sheet, (ii) liabilities that were incurred after the date of the Latest Balance Sheet in the Ordinary Course of Business, (iii) liabilities not required by GAAP to be reflected on a consolidated balance sheet of the Acquired Company and its Subsidiaries (iv) liabilities arising under the executory portion of any contract, (v) liabilities to be included in the computation of Indebtedness or Net Working Capital and (vi) liabilities specifically disclosed in the Disclosure Schedules. No representation or warranty is made under this Section 3.05(b) with respect to Taxes, employee benefits matters, environmental, health or safety matters or employment matters, which are covered exclusively by Section 3.08, Section 3.13, Section 3.17 and Section 3.19, respectively.
3.06    Absence of Certain Developments. Except as set forth on Schedule 3.06 and except as contemplated by this Agreement, since September 30, 2017, (x) there has not been any Material Adverse Effect, and (y) the Company Group has conducted its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, since September 30, 2017 until the date of this Agreement no Member of the Company Group has:
(a)    borrowed any amount or incurred or become subject to any material liabilities (other than liabilities incurred in the Ordinary Course of Business, liabilities under contracts entered into in the Ordinary Course of Business or disclosed on the Disclosure Schedules and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);
(b)    mortgaged, pledged or subjected to any material lien, charge or other encumbrance, other than Permitted Liens, any material portion of its assets;

(c)    sold, assigned or transferred any material portion of the Company Group's tangible assets;
(d)    sold, assigned or transferred any material Intellectual Property owned by the Company Group, except for any rights granted to the federal government in the Ordinary Course of Business;
(e)    issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;
(f)    made any material capital investment in, or any material loan to, any other Person (other than another Member of the Company Group);
(g)    (i) declared, set aside, or paid any non-cash dividend or made any non-cash distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends or distributions made by a Subsidiary of the Acquired Company to such Subsidiary's parent or (ii) declared or set aside any dividend payable after the Closing;
(h)    made any material capital expenditures or commitments therefor, except for such capital expenditures or commitments therefor that are reflected in the Company Group's budget for the fiscal year ending December 31, 2017;
(i)    made any loan to, or entered into any other material transaction with, any of its directors, officers, or employees or family members thereof;
(j)    experienced any damage, destruction, or loss to any of its assets or property involving at least $100,000 per occurrence or $300,000 in the aggregate and not covered by insurance;
(k)    accelerated, terminated, amended, modified or canceled any Material Contract required to be listed on Schedule 3.09(a);
(l)    other than in the Ordinary Course of Business, increased the compensation (including bonuses) of any employee;
(m)    other than in the Ordinary Course of Business, adopted, entered into or amended any Plan or other employee benefit plan or program or employment, consulting, retention, change in control, bonus or severance agreement;
(n)    made any change in any method of accounting or accounting practice or policy used by the Company Group, other than such changes required by GAAP or pursuant to any pronouncements issued by the Financial Accounting Standards Board;
(o)    issued or sold any equity securities;
(p)    effected any recapitalization, reclassification, equity dividend, equity split or like change in the capitalization of any Member of the Company Group;
(q)    incurred, assumed, or guaranteed any Indebtedness of any kind other than Indebtedness that is incurred in the Ordinary Course of Business;

(r)    entered into any collective bargaining agreement;
(s)    other than in connection with the transactions contemplated hereby or as otherwise disclosed to Purchaser, granted or paid any bonuses or other discretionary compensation to employees outside the Ordinary Course of Business;
(t)    materially delayed, decreased or increased the rate of promotional or marketing expenditures;
(u)    cancelled, compromised, settled or waived any Actions; or
(v)    entered into any Contract to do any of the actions referred to in clauses (a)-(u) above (except as otherwise required or permitted by the terms of this Agreement).
3.07    Title to Properties.
(a)    No Member of the Company Group owns, or has ever owned, any real property. Except as set forth on Schedule 3.07(a), the Company Group owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, other than Permitted Liens.
(b)    The real property demised by the leases (the “Leases”) described on Schedule 3.07(b) (the "Leased Real Property") constitutes all of the real property leased by the Company Group. Except as set forth on Schedule 3.07(b), the Leased Real Property leases are in full force and effect, and the Company Group holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor's rights laws. The Company Group has delivered or made available to the Purchaser complete and accurate copies of each of the leases described on Schedule 3.07(b), and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser. No Member of the Company Group is in default in any material respect under any of such leases.
(c)    No Member of the Company Group has given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Lease, affect any right or obligation under any Lease or otherwise be binding upon any successor to the Member of the Company Group’s position under any Lease; no Member of the Company Group has contested, and is not currently contesting, any operating cost, real estate Tax or assessment or other charge payable by the Member of the Company Group under any Lease; there is no purchase option, right of first refusal, first option or other right held by any Member of the Company Group with respect to, or any real estate or building affected by, any Lease that is not contained within such Lease; and no Member of the Company Group has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Lease or to purchase the real property subject to any Lease.
(d)    To the Knowledge of the Company Group, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in working condition. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, have a Material Adverse Effect.
(e)    All of the land, buildings, structures and other improvements used by the Company Group in the conduct of its business are included in the Leased Real Property. Except for the Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Leased Real Property. There is no pending or, to the Knowledge of the Company Group, threatened condemnation or other eminent domain proceeding affecting any Leased Real Property or any sale or other disposition of any Leased Real Property in lieu of condemnation. To the Knowledge of the Company Group, no Leased Real Property has suffered any material damage by fire or other casualty that has not been completely repaired and restored.
(f)    The Company Group’s use and occupancy of the Leased Real Property are in material compliance with all Laws and all applicable insurance requirements, including those pertaining to zoning matters and the Americans with Disabilities Act, and conform to all such Laws on a current basis without reliance on any variance or other special limitation or conditional or special use Permit. To the Knowledge of the Company Group, no portion of the Leased Real Property relies on any facility (other than a facility of a public utility or community water and sewer company) not located on the Leased Real Property to fulfill any zoning, building code or other requirement under any Law.
3.08    Tax Matters. Except for Tax periods (or portions thereof) prior to the date that the Seller acquired the Acquired Company and except as set forth on Schedule 3.08:
(a)    The Members of the Company Group (together, the “Taxpayer Companies”) have filed all Tax Returns that are required to be filed by them (taking into account any extensions of time to file). All material Taxes owed by the Taxpayer Companies have been paid (whether or not shown as due on any Tax Return). All material Taxes that the Company Group is obligated to withhold from amounts paid to any employee, creditor or third party of the Taxpayer Companies have been timely paid or properly accrued.
(b)    None of the Taxpayer Companies (i) is, nor has it ever been, a member of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") or consolidated/combined state income/franchise tax return or (ii) has liability for the Taxes of any Person (other than such member of the Affiliated Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract (other than an Ordinary Course Agreement).
(c)    There are no pending audits, disputes or written claims with respect to any Tax Returns for the Taxpayer Companies.
(d)    None of the Taxpayer Companies has waived any statute of limitations beyond the date hereof in respect of any Taxes or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.
(e)    No Taxpayer Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)    None of the Taxpayer Companies has participated in a "listed transaction" within the meaning of Treas. Reg. Section 1.6011-4.
(g)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of any Taxpayer Company.
(h)    The Seller has been a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code and all applicable state and local Tax laws where such treatment is allowed for all Tax periods since formation and will be an S corporation for such purposes up to and including the Closing Date. The Acquired Company is a qualified S Corporation subsidiary under Section 1361(b)(3)(B) of the Code and has been a qualified S Corporation subsidiary of the Seller at all times since its acquisition by the Seller and will be a qualified S Corporation subsidiary up to and including the end of the day immediately prior to the Closing Date. Each Subsidiary of the Acquired Company is a qualified S Corporation subsidiary under Section 1361(b)(3)(B) of the Code and has been a qualified S Corporation subsidiary of the Acquired Company at all times since its formation and will be a qualified S Corporation subsidiary up to and including the end of the day immediately prior to the Closing Date.
(i)    No Taxpayer Company is a party to or bound by any Tax sharing or allocation agreement or similar agreement in effect between that Taxpayer Company and any other Person other than an Ordinary Course Agreement.
(j)    No Taxpayer Company has entered into any closing agreement pursuant to Section 7121 of the Code, or any similar provision of state or local Law, the terms of which would apply to the computation of Tax liability for any taxable period of the Taxpayer Company that begins after the Closing Date.
(k)    No written or other claim has been made in the last five years by a Governmental Authority in a jurisdiction where a Taxpayer Company does not file Tax Returns that such Company is subject to taxation by that jurisdiction.
3.09    Contracts and Commitments.
(a)    Schedule 3.09 sets forth a true, correct and complete list (and to the extent that a Material Contract is oral, such Section of the Disclosure Schedules contains an accurate description of the material terms thereof, and such Section of the Disclosure Schedules indicates the applicable clause(s) among the following to which each such Material Contract relates) of each of the following Contracts, whether written or oral, to any Member of the Company Group is a party or by which it or its assets is bound as of the date of this Agreement; provided, however, that for purposes of this Section 3.09, the term Material Contract shall not include any Government Contracts, Government Bids or Plans, so long as such Government Contracts, Government Bids and Plans are disclosed on Schedule 3.14(a) or Schedule 3.17(a), as applicable, if required to be disclosed thereon:
(i)    any Contract with any officer, independent contractor, or employee of any Member of the Company Group that (A) provides for payments by the Acquired Company in excess of $100,000 per annum, or (B) provides for a loan;
(ii)    any Contract providing employment services for any Member of the Company Group, including with a professional employment organization;

(iii)    any employee collective bargaining agreement;
(iv)    any agreements listed or required to be listed on Schedule 3.10(b)(1);
(v)    any Contract providing for any transaction, sale, retention, change of control, or other extraordinary compensation or other similar payments to employees;
(vi)    any joint venture;
(vii)    any Contract that imposes any restrictions upon the ability of any Member of the Company Group to freely engage in its business anywhere in the world;
(viii)    any lease or similar agreement under which (A) any Member of the Company Group is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) any Member of the Company Group is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by any Member of the Company Group, in each case which provides for future payments by any Member of the Company Group in excess of $100,000 per annum and is not terminable by the Member of the Company Group upon notice of ninety (90) days or less, for a cost of less than $100,000;
(ix)    any Contract under which any Member of the Company Group has incurred any Indebtedness, in each case having an outstanding principal amount in excess of $100,000;
(x)    any Contract under which any Member of the Company Group remains obligated to lend or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person;
(xi)    any Contract that relates to the supply (including distribution, dealer, broker, and sales representative Contracts), manufacturing, distribution, marketing, advertising or promotion of products or services involving, in each case, payments by any Member of the Company Group of more than $100,000 per annum (other than any such Contract that is or on the Closing Date will be terminable by the Member of the Company Group at will or upon not more than 30 days’ notice without any liability of the Member of the Company Group);
(xii)    any Contract which relates to a pending acquisition of a business or to an acquisition or sale of a business pursuant to which any Member of the Company Group has any continuing obligation;
(xiii)     any Contract that relates to the grant or receipt of a franchise;
(xiv)    any Contract that relates to capital expenditures or the acquisition of fixed assets with expected aggregate expenditures in excess of $100,000 after the date hereof;
(xv)    any Contract that contains a power of attorney;
(xvi)    any Contract that relates to hedging of risk or contains a swap or similar arrangement;

(xvii)    any Contract that contains any form of most-favored-nation clause, right of first refusal clause, take-or-pay clause, grants any party exclusivity, or contains any similar provision;
(xviii)    any Contract providing for (or under which any Member of the Company Group provides) allowances or rebates in excess of $100,000 per annum; or
(xix)    any other Contract not included in subsections (i) through (xviii) or set forth on Schedule 3.09(a) that provides for future payments by any Member of the Company Group in excess of $150,000 per annum and is not terminable by the Member of the Company Group upon notice of ninety (90) days or less for a cost of less than $150,000 (other than Leases).
(b)    The Acquired Company has made available to the Purchaser a copy of each Contract listed on Schedule 3.09(a) (except in the case of oral Contracts) (collectively, the “Material Contracts”). To the Knowledge of the Company Group, no Member of the Company Group has received any written notice of any material breach or default or event that with or without notice or lapse of time, or both, would constitute a material breach or default by any Member of the Company Group under any Material Contract. The applicable Member of the Company Group has performed all material obligations required to be performed by it under each Material Contract and, to the Knowledge of the Company Group, each other party thereto has performed all material obligations required to be performed by such party under the Material Contracts. Each Material Contract is a valid and legally binding obligation of the applicable Member of the Company Group and, to the Knowledge of the Company Group, each other party thereto, and is enforceable against the applicable Member of the Company Group and, to the Knowledge of the Company Group, each other party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). No event has occurred that (with or without giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, any Material Contract or of any material right or obligation thereunder. Since December 31, 2016 through the date hereof, (i) the applicable Member of the Company Group has not waived any material right under any Material Contract and (ii) no party to any Material Contract has communicated in writing such party’s intent to terminate, modify, amend, accelerate or cancel any Material Contract. The applicable Member of the Company Group has not received any prepayment under any Material Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Financial Statements and will be in Final Working Capital). As of the date hereof, the applicable Member of the Company Group has not received any written notice of a party’s desire or intent to renegotiate or reduce its commitment under a Material Contract.
3.10    Intellectual Property.
(a)    Schedule 3.10(a) identifies each item of Registered IP that is owned by any Member of the Company Group as of the date hereof, including the jurisdiction in which such Registered IP has been registered or filed and the applicable registration or serial number. Each item of Registered IP was properly registered and is in good standing, valid and enforceable.
(b)    Schedule 3.10(b)(1) identifies (i) all material license agreements pursuant to which Intellectual Property used in the business of the Company Group is licensed to the Company Group

(other than any license agreements for commercially available off-the-shelf software), and (ii) all material license agreements pursuant to which a Member of the Company Group has licensed to any third party any Intellectual Property (other than licenses to customers, distributors, dealers, resellers, sales representatives, suppliers, vendors, consultants, contractors or other business relationships in the Ordinary Course of Business). As of the date hereof, all material licenses are in full force and effect and are valid and enforceable in accordance with their terms. Except as set forth in Schedule 3.10(b)(2), a Member of the Company Group has entered into binding, written agreements with every current and former employee or independent contractor of each Member of the Company Group who developed any patented or copyrighted materials set forth in Schedule 3.10(a) such that the applicable employees and independent contractors are obligated to (i) assign to the applicable Member of the Company Group any ownership interest and right they may have in such patented or copyrighted materials developed for the applicable Member of the Company Group; and (ii) acknowledge the applicable Member of the Company Group’s exclusive ownership of such patented or copyrighted materials created for the applicable Member of the Company Group. Except as set forth in Schedule 3.10(b)(2), the Acquired Company has provided the Purchaser with true and complete copies of all written agreements (i) existing between the applicable Member of the Company Group and the applicable employees or independent contractors who developed such Intellectual Property and (ii) setting forth the foregoing obligations of assignment and acknowledgement.
(c)    Except as provided in Schedule 3.10(c), a Member of the Company Group owns, licenses or otherwise has the right to use, free and clear of any Lien other than Permitted Liens, all of the Intellectual Property necessary for the operation of the business of the Company Group, taken as a whole, as currently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company Group’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted and as proposed to be conducted under an Active Government Contract or Active Government Bid.
(d)    (i) The operation of the business of the Company Group as presently conducted is not infringing or misappropriating any Intellectual Property of any third party, and (ii) to the Knowledge of the Company Group, no third party is infringing or misappropriating any Intellectual Property owned by any Member of the Company Group.
(e)    No written claim has been received and, to the Knowledge of the Company Group, no proceeding has been instituted or threatened in writing against any Member of the Company Group in which any Member of the Company Group is alleged to infringe or misappropriate any Intellectual Property of any third party. No offer of license has been received by any Member of the Company Group with respect to any Intellectual Property of a third party.
(f)    A privacy statement (the “Privacy Statement”) is posted and accessible to individuals on the website of the Acquired Company. Each Member of the Company Group (i) complies in all material respects with a corresponding Privacy Statement applicable to any given set of personally identifiable information collected by each Member of the Company Group; and (ii) complies in all material respects with all applicable Laws regarding the collection, retention, use and disclosure of personally identifiable information. Each Member of the Company Group has taken reasonable measures to protect and maintain the confidential nature of the personally identifiable information provided to such Member of the Company Group by individuals and the personal information collected from individuals against loss, theft and unauthorized access or disclosure, which measures are, as a whole, not less protective and comprehensive than those that would be taken by reasonably prudent business persons operating in the Company Group’s industry. No Member of the Company Group has received in the past three (3) years any written claims, notices or complaints regarding such Member of the Company Group’s information practices or the disclosure, retention, or misuse of any personally identifiable information by the Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority.
(g)    Each Member of the Company Group takes commercially reasonable precautions to protect the confidentiality, integrity, operation and security of its software and information technology systems against any unauthorized use, access, interruption, modification or corruption. To the Knowledge of the Company Group, there have been no material security breaches of the information technology systems of such Member of the Company Group.
(h)    Software and Information Technology.
(i)    Each Member of the Company Group is in material compliance with the terms under which such Member of the Company Group has licensed any Open Source Software.
(ii)    No litigation is pending or, to the Knowledge of the Company Group, has been threatened against any Member of the Company Group which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any software used by any Member of the Company Group.
(iii)    Each Member of the Company Group has sufficient rights to use all software, information technology equipment, databases, websites, content, social media accounts, e-commerce platforms and associated documentation used or held for use in connection with the operation of such Member of the Company Group as presently conducted and as proposed to be conducted under an Active Government Contract or Active Government Bid (the “IT Assets”), all of which rights shall survive unchanged immediately following the consummation and performance of the transactions contemplated hereby. The IT Assets are sufficient to conduct the Business as currently conducted and as proposed to be conducted under an Active Government Contract or Active Government Bid. Each Member of the Company Group has reasonable written agreements in place with respect to the third party owners and operators of all data centers which provide material services to such Member of the Company Group.
3.11    Litigation. Except as set forth on Schedule 3.11, there are no Actions pending or, to the Knowledge of the Company Group, threatened in writing against any Member of the Company Group, at law or in equity, before or by any Governmental Authority, and no Member of the Company Group is subject to any material outstanding judgment, order or decree of any Governmental Authority.
3.12    Governmental Consents, etc. Except as set forth on Schedule 3.12, no Permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with any of the execution, delivery or performance of this Agreement by the Acquired Company or the consummation by the Acquired Company of any other transaction contemplated hereby, except for (i) any filing or termination of the waiting period or other approval required pursuant to the Antitrust Laws; (ii) compliance with any applicable requirements and filings with the Defense Security Service ("DSS") of the United States Department of Defense under the National Industrial Security Program Operating Manual (the "NISPOM"); (iii) any such other Governmental Approval, the failure of which to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect.
3.13    Employee Matters
(a)    Schedule 3.13(a) contains a list identifying all employees of the Company Group as of January 15, 2018, and specifying with respect to each such employee, as of the date hereof: (i) the employee’s job title, primary work location, start date, current base salary or regular hourly wage rate, target bonus for 2017 (if applicable), classification as full-time or part-time and as exempt or non-exempt under the Fair Labor Standards Act; (ii) whether the employee is currently on or expected to start any disability leave or other leave of absence (other than the use of vacation leave in the Ordinary Course of Business); and (iii) whether the employee is subject to any agreement with the Company Group that makes the relationship between the employee and the Company Group anything other than an “at-will” relationship that may be terminated by either party at any time, with or without notice, without any liability to the Company Group.
(b)    Schedule 3.13(b) sets forth a list of all material Company Group policies, procedures, handbooks or codes of conduct that apply to any current employee of the Company Group. All such documents have been made available to Purchaser.
(c)    (i) Except as set forth on Schedule 3.13(c), there is no pending or otherwise unresolved or, to the Knowledge of the Company Group, threatened workers’ compensation Action with respect to any former or current employee of the Company Group; (ii) there is no pending or, to the Knowledge of the Company Group, threatened Action with respect to any former or current employee of the Company Group that involves any alleged violation or breach by the Company Group (or any of its officers or directors) of any applicable Law or Contract; (iii) the Company Group has not been the subject of any complaints or investigations conducted by the Occupational Safety and Health Administration or similar state Governmental Authority; and (iv) the Company Group has not experienced any material liability with respect to the termination of any former employee during the last five (5) years.
(d)    Except as set forth on Schedule 3.13(d), the Company Group is not a party to any collective bargaining agreement or collective bargaining relationship with respect to employees of the Company Group with any labor organization. The Company Group is not a party or subject to any pending or, to the Knowledge of the Company Group, threatened labor strike, organized work stoppage, slowdown, lock out, unfair labor practice charge or similar labor activity or dispute affecting the Company Group.
(e)    Except as set forth on Schedule 3.13(e), the Company Group has complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, employee classification, equal opportunity, employment discrimination, disability rights, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance, collective bargaining and the payment of social security and other employment Taxes. There are no Actions pending or, to the Knowledge of the Company Group, threatened in writing against the Company Group before the U.S. Equal Employment Opportunity Commission or any Governmental Authority or arbitrator concerning or relating to any labor, safety or employment matters.

(f)    The Company Group has in its files a Form I-9 that is validly and properly completed in accordance with applicable Law for each employee of the Company Group with respect to whom such form is required under applicable Law. The Company Group has not received any written notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States.
(g)    To the Knowledge of the Company Group, no current employee of the Company Group is subject to any obligation of confidentiality, non-solicitation or non-competition that would restrict or impede the activities of any such employee on behalf of the Company Group.
(h)    To the Knowledge of the Company Group, no member of the senior management team of the Company Group has any intention to terminate such employee’s relationship with the Company Group before or immediately after the Closing.
(i)    During the past three years, no Member of the Company Group has implemented any plant closing or layoff of employees governed by the WARN Act or any similar Law.
3.14    Employee Benefit Plans.
(a)    Except as listed on Schedule 3.14(a), no Member of the Company Group or any ERISA Affiliate maintains, contributes to, sponsors or as any liability with respect to any "pension plans" (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") whether or not subject to ERISA), "welfare plans" (as defined under Section 3(1) of ERISA whether or not subject to ERISA), stock option or other equity based program, bonus, incentive award or commission plans, severance pay arrangements, deferred compensation, change in control, supplemental income, executive compensation, vacation or other paid time off arrangements, fringe benefits or other material employee benefit plans, programs or arrangements ("Plans"). Each of the Plans that is intended to be qualified under Section 401(a) of the Code, has received a current favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on a current opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan. The Plans comply in form and in operation in all material respects with the requirements of the Code and ERISA or any similar local Law.
(b)    With respect to the Plans, all required material payments and contributions have been timely made when due, or to the extent not yet due, have been properly accrued on the applicable Member of the Company Group’s books and records in accordance with its prior accounting practices.
(c)    The Company Group has made available to the Purchaser true and complete copies of (i) each Plan, (ii) the most recent determination or advisory or opinion letter received from the Internal Revenue Service regarding the Plans, if any, (iii) the Form 5500 annual report (if required under ERISA) for each Plan for the last three (3) years, (iv) a copy of the summary plan description with respect to such Plan, (v) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Plan, and (vi) copies of all nondiscrimination and minimum coverage testing reports for the last three (3) years.
(d)    With respect to each applicable Plan: (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred which will reasonably be expected to result in material liability; (ii) there are no actions, suits or claims pending, or, to the Knowledge of the Company Group, threatened or anticipated (other than routine claims for benefits) against any such Plan or fiduciary thereto or against the assets of any such Plan; (iii) there are no audits or proceedings pending or, to the Knowledge of the Company Group, threatened by any Governmental Authority with respect to any such Plan; and (iv) there has been no breach of fiduciary duty which has resulted or could reasonably be expected to result in a material liability to any Member of the Company Group.
(e)    Each Plan, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA.
(f)    No Member of the Company Group or any ERISA Affiliate maintains, sponsors, contributes to, or has any liability with respect to (i) any employee benefit plan that is subject to Title IV of ERISA, (ii) any "multiemployer plan" (as such term is defined under Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Member of the Company Group or any ERISA Affiliate has any obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable Law.
3.15    Insurance. Schedule 3.15 lists each insurance policy maintained by the Company Group; provided, however, that Schedule 3.15 shall not include any Plans that are required to be disclosed on Schedule 3.14(a). All such insurance policies are legal, valid, binding, enforceable and in full force and effect and the Company Group is not and, to the Knowledge of the Company Group, no other party to such insurance policies is, in default or otherwise in breach of any of its obligations under any of such insurance policies (including regarding payment of premiums or giving of notices). All premiums due and payable on such insurance policies have been paid (other than retroactive or retrospective premium adjustments that are not yet but may be required to be paid with respect to any period ending prior to the Closing Date) and no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Company Group is in compliance with all Material Contracts requiring the Company Group to list a third party as an additional or named insured.
3.16    Compliance with Laws.
(a)     The Company Group is, and for the three (3) years immediately preceding the date of this Agreement has been, in compliance with all Laws applicable to the ownership and operation of the Company Group, including such Laws that require the Company Group to possess Permits, licenses and registrations of Governmental Authorities for the current operation of its business, including the Laws of the U.S. Department of Defense and Federal Aviation Administration. Since October 1, 2014, the Company Group has not received any written notice of the violation of any Laws by the Company Group. The Company Group currently has all Permits required for the operation of its business as presently conducted, and each such Permit is listed in Schedule 3.16. The Company Group is in compliance in all material respects with the terms of the Permits to which it is a party. Since October 1, 2014, the Company Group has not received any written notice of revocation, suspension, modification, or termination with respect to any Permit.

(b)    The Company Group is in compliance in all material respects with all United States and foreign import and export Legal Requirements, including without limitation the U.S. Arms Export Control Act and International Traffic in Arms Regulations; the U.S. Export Administration Act and Export Administration Regulations; and economic sanctions regulations and Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Except as set forth on Schedule 3.16(b)(i), the Company has not manufactured, exported, or reexported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively. Without limiting the foregoing sentences, (A) the Company Group has obtained all export licenses, registrations, commodity classifications and other approvals to the extent required, for its exports of products, equipment, software and technology, including release or disclosure of technical information to foreign nationals in the United States or elsewhere and (B) to the Knowledge of the Company Group, there are no actions, conditions or circumstances pertaining to the Company Group’s export transactions that would reasonably be expected to give rise to any future claims for violations of such Laws.
(c)    The Company Group has complied with the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78m and 15 U.S.C. § 78dd-1 et seq.), and analogous applicable laws and regulations of all other jurisdictions in which the Company Group conducts business pertaining to improper payments to government officials or other Persons and the related books and records provisions of such laws and regulations.
3.17    Government Contracts and Government Bids.
(a)    Schedule 3.17(a) sets forth a true and correct list of the following: (i) each Government Contract or material subcontract under which the period of performance has not yet expired or terminated ("Active Government Contract"); (ii) each Government Bid that has not expired and for which an award has not been issued ("Active Government Bid"), and (iii) each Government Contract under which the period of performance has expired or terminated, but which has not been closed out (“Closeout Government Contract”) in the case of (i) and (ii) above, with actual or expected revenue in excess of $200,000 per annum in the year immediately preceding or immediately following the execution of this Agreement. Schedule 3.17(a), with respect to each Active Government Contract and Closeout Government Contract, sets forth the contract number, the contract start date, the customer, and the contract end date; and with respect to each Active Government Bid, lists the request for proposal number, the date of submission to the Governmental Authority or prime contractor, the expected award date, if known, the estimated period of performance, and the estimated value based on the proposal. To the Knowledge of the Company Group, all of the Active Government Contracts were legally awarded and are binding on the parties thereto. The Company Group has made available to Purchaser true and complete copies of all Active Government Contracts, Active Government Bids, and Closeout Government Contracts.
(b)    Except as set forth on Schedule 3.17(b), none of the Active Government Contracts are premised or were awarded based on the status of any Member of the Company Group as, nor did any Member of the Company Group represent itself at time of submission of such Government Contract, as an 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status and/or other preferential status. Except as set forth on Schedule 3.17(b), none of the Active Government Bids are premised or made based on the status of any Member of the Company Group as, nor did any Member of the Company Group represent itself at time of submission of such Government Bid, as an 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status and/or other preferential status.
(c)    Except as set forth on Schedule 3.17(c), each Member of the Company Group has complied with all terms and conditions of each Active Government Contract, Active Government Bid, and Closeout Government Contract to which it is a party or in each material subcontract, teaming agreement, or other third-party agreement that any Member of the Company Group has entered into under a Government Contract or related program (or in any certificate, statement, list, schedule or other document submitted or furnished in connection with the foregoing), including any applicable Law incorporated therein (including, as applicable) the Truth in Negotiations Act of 1962, as amended, the Service Contract Act of 1963, as amended, the Office of Federal Procurement Policy Act, as amended, the FAR, the FAA’s Acquisition Management System, the Cost Accounting Standards, the Criminal False Statements Act, Civil False Claim Act, and any other applicable procurement law, except where any failure to so comply does not have, and would not reasonably be expected to have, a Material Adverse Effect. With respect to each Government Contract and each Government Bid, all representations and certifications executed by a Member of the Company Group or otherwise attributed by law to the Company Group were complete and correct in all material respects as of their effective date.
(d)    Except as set forth on Schedule 3.17(d), to the Knowledge of the Company Group, as of the date of this Agreement there is no pending civil fraud or criminal investigation by any Governmental Authority related to any Government Contract; or suspension or debarment proceeding (or equivalent proceeding) against any Member of the Company Group.
(e)    Except as set forth on Schedule 3.17(e), in the past three years, (i) the Company Group has not received any written or, to the Knowledge of the Company Group, oral show cause, cure, deficiency, default or similar written notice relating to the Active Government Contracts or Closeout Government Contracts; (ii) no termination for default, and no written cure notice or show cause notice has been issued or, to the Knowledge of the Company Group, threatened, and remains unresolved with respect to any Active Government Contract or Closeout Government Contract; and (iii) there has not been any material withholding or setoff under any Active Government Contract. None of the execution, delivery or performance of this Agreement does or will conflict with or result in a breach of or default under any Active Government Contract or Closeout Government Contract. Except as set forth on Schedule 3.17(e), the Company Group is not a party to any outstanding claims or contract disputes relating to the Active Government Contracts, Closeout Government Contracts, or Active Government Bids.
(f)    To the Knowledge of the Company Group, in the past three years, neither any Member of the Company Group nor any of their respective Principals (as defined in FAR 2.101 and 52.209-5) have been debarred, suspended, or proposed for suspension or debarment, declared non-responsible or ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs. To the Knowledge of the Company Group, no circumstances exist that would reasonably warrant the institution of suspension or debarment proceedings against the Company Group or any of their respective Principals in connection with the performance of the duties for or on behalf of any Member of the Company Group.

(g)    Except as set forth on Schedule 3.17(g), in the past three years, the Company Group has made no disclosure in writing to any Governmental Authority or other customer or prime contractor or higher-tier subcontractor related to any suspected or alleged violation of an applicable Law by the Company Group or any of its Principals relating to any Active Government Contract, Closeout Government Contracts, or Active Government Bid. During the past three (3) years, no Member of the Company Group has received any adverse or negative government past performance evaluation or rating that could adversely affect the evaluation by a Governmental Authority or other potential customer of any government contract bid or proposal.
(h)    Schedule 3.17(h) sets forth all facility security clearances held by the Company Group. Each Member of the Company Group is in compliance with all applicable national security obligations, including those specified in the NISPOM. There are no facts or circumstances that could reasonably result in the suspension or termination of any facility clearance held by the Company Group or any personnel security clearance held by any employee. The Company has complied in all material respects with all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information.
(i)    No Governmental Authority has any rights with respect to any "technical data" or "computer software" that are material to the Business (other than rights granted in the Ordinary Course of Business). The Company Group has retained all such rights with respect to any "technical data" or "computer software" that are material to the Business. All software developed independently of any Government Contracts or prior to the applicable Government Contracts and delivered under such Government Contracts have been developed at private expense and has been properly and sufficiently marked and protected so that no Governmental Authority has been provided with unlimited rights in such software under applicable regulations and contract terms.
(j)    Except as set forth on Schedule 3.17(j), there are no Active Government Contracts with respect to which (a) the period of performance is scheduled or reasonably expected to expire or terminate within 120 days of the date hereof and (b) such expiration or termination would reasonably be expected to result in a Member of the Company Group being obligated to make notifications under the WARN Act.
(k)    No favorable National Interest Determinations in accordance with the NISPOM or similar determinations under any applicable national or industrial security regulations authorizing access to proscribed or other information by the Acquired Company following the Closing are needed for the Company Group to continue to perform the Active Government Contracts following the Closing.
3.18    Environmental Compliance and Conditions. Except as set forth on Schedule 3.18:
(a)    The Company Group has obtained and possesses all material Permits, licenses and other authorizations required under federal, state and local laws and regulations concerning occupational health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the date hereof, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste ("Environmental and Safety Requirements"), except where the failure to possess such licenses, Permits and authorizations would not be material to the Business.
(b)    The Company Group is in compliance in all material respects with all terms and conditions of such Permits, licenses and authorizations and all other Environmental and Safety Requirements, except where the failure to comply would not be material to the Business.
(c)    No Member of the Company Group has received, within the two years prior to the date hereof, any written notice of material violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company Group or its facilities and arising under Environmental and Safety Requirements, the subject of which is unresolved and which would be material to the Business.
3.19    Affiliated Transactions. Except as set forth on Schedule 3.19, no officer, director or Affiliate of the Company Group is a party, or at any point during the three (3) years immediately preceding the date of this Agreement was a party, to any material agreement, contract, commitment or transaction with the Company Group (other than in respect of employment, consulting or similar services) or has any material interest in any material property used by the Company Group.
3.20    Brokerage. Except for the fees and expenses of Bluestone Capital Partners that will be paid by the Seller, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company Group.
3.21    Certain Accounts. Schedule 3.21 contains a list of each bank account, cash account, brokerage account, lockbox and other similar account in which the Company Group has any interest.
3.22    Assets. Each member of the Company Group has good and marketable title to, or a valid leasehold interest in or a valid license for, each material asset used by it, located on any of its premises, shown on the Latest Balance Sheet or acquired by it after the date of the Latest Balance Sheet or as is otherwise necessary for the conduct of its business as conducted and as presently proposed to be conducted, free and clear of any Liens other than any Permitted Liens, except for any asset disposed of in its Ordinary Course of Business since the date of the Latest Balance Sheet or as listed in Schedule 3.22. Schedule 3.22 lists all motor vehicles related to the Business. Each such asset that is personal property is free from defects (patent and latent), has been maintained in accordance with normal applicable industry practice, is in satisfactory operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is used. The Company Group has exclusive possession and control of each such asset that is personal property.
3.23    Accounts Receivable. All of the accounts receivable (billed and unbilled) of the Company Group set forth in the Latest Balance Sheet or acquired subsequent to the date thereof are valid and enforceable claims, subject to no set off or counterclaim, and are collectible when due in the Ordinary Course of Business, net of any reserves for uncollectible accounts included in the calculation of Net Working Capital. All accounts receivable (billed and unbilled) of the Company Group are determined in accordance with GAAP and arose out of bona fide transactions in the Ordinary Course of Business.
3.24    Internal Controls. The Company Group has in place internal controls and procedures designed and maintained to give reasonable assurance that (a) transactions are executed in accordance with the Company Group’s management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparing financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in a manner designed to prevent or timely detect unauthorized acquisition, use or disposition that could have a material effect on the Company Group’s financial statements and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Each Member of the Company Group has established and maintained acceptable business systems in accordance with the terms and conditions of its Contracts, as required by 48 CFR 252.242.7004 through 252.242.7006, including, as applicable, an approved Accounting System and Property Management System. The Company Group does not maintain an Earned Value Management System, Estimating System, Material Management and Accounting, or Purchasing System, each as defined under 48 CFR 252.242.7004 through 252.242.7006. No Earned Value Management System, Estimating System, Material Management and Accounting, or Purchasing System previously established or maintained by the Company Group (if any) has been disapproved by any Governmental Authority.

3.25    Suppliers and Customers. Schedule 3.25 lists the 15 largest suppliers by dollar volume (listing the dollar volume for each) of products and services to the Company Group and the 15 largest customers by dollar volume (listing the dollar volume for each) of products and services of the Company Group, in each case for the 12‑month period ended on September 30, 2017. Except as listed in Schedule 3.25, no Member of the Company Group has received any written communication indicating that, and, to the Knowledge of the Company Group, there are no circumstances indicating that, any such supplier or customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with the Company Group. To the Knowledge of the Company Group, the consummation of the transactions contemplated herein will not adversely affect in any material manner, the Company Group’s business relationship with any such supplier or customer.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Purchaser that:
4.01    Power. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.
4.02    Authorization. The execution, delivery and performance of this Agreement by the Seller has been authorized by all requisite action, and no other proceedings on the part of the Seller are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Seller and assuming that this Agreement is a valid and binding obligation of the other parties, this Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity effecting the availability of specific performance and other equitable remedies.
4.03    No Violation. The Seller is not subject to or obligated under any applicable law, or rule or regulation of any governmental authority, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Seller's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
4.04    Ownership. The Seller is the record and beneficial owner of the Shares. Upon consummation of the transactions contemplated hereby, the Seller will transfer to the Purchaser good title to the Shares, free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions.
4.05    Tax Matters. The Seller has been a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code and all applicable state and local Tax laws where such treatment is allowed since prior to the date that it acquired the Acquired Company and for all Tax periods thereafter and will be an S corporation up to and including the Closing Date.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER SHAREHOLDER
The Seller Shareholder represents and warrants to the Purchaser that:
5.01    Power. The Seller Shareholder is an individual and has full power and authority to enter into this Agreement and perform his obligations hereunder.
5.02    Authorization. The execution, delivery and performance of this Agreement by the Seller Shareholder has been authorized by all requisite action, and no other proceedings on the part of the Seller are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Seller Shareholder and assuming that this Agreement is a valid and binding obligation of the other parties, this Agreement constitutes a valid and binding obligation of the Seller Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity effecting the availability of specific performance and other equitable remedies.
5.03    No Violation. The Seller Shareholder is not subject to or obligated under any applicable law, or rule or regulation of any governmental authority, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Seller Shareholder's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
5.04    Ownership. The Seller Shareholder is the record owner of all of the capital stock of Seller.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Seller and the Acquired Company that:
6.01    Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.
6.02    Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and assuming that this Agreement is a valid and binding obligation of the other parties, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity effecting the availability of specific performance and other equitable remedies.
6.03    No Violation. The Purchaser is not subject to or obligated under its organizational documents, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or Permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
6.04    Governmental Authorities; Consents. Except as set forth on Schedule 6.04, the Purchaser is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Authority or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
6.05    Litigation. There are no actions, suits or proceedings pending or, to the Purchaser's knowledge, threatened in writing against the Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby. The Purchaser is not subject to any outstanding judgment, order or decree of any court or governmental body.
6.06    Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.
6.07    Investment Representation. The Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Purchaser is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.
6.08    Financing. The Purchaser has, and at the Closing shall have, sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

6.09    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or its Subsidiaries.
6.10    No Foreign Ownership. To the Knowledge of Purchaser, no foreign government, agency of a foreign government, or representative of a foreign government; no business enterprise or other entity organized, chartered or incorporated under the laws of any country other than the United States or its territories; nor any person who is not a citizen or national of the United States (each a "Foreign Interest") (a) individually or in the aggregate with other Foreign Interests, owns or has a beneficial ownership of five percent (5%) or more of Purchaser or if Purchaser does not issue stock, indirectly or directly, subscribed for five percent (5%) or more of Purchaser's total capital commitment, or (b) has the power, direct or indirect, whether or not exercised, and whether or not exercisable through the ownership of Purchaser, by contractual arrangements or other means, to direct or decide matters affecting the management or operations of Purchaser. The Purchaser acknowledges the restrictions that affiliation with or significant influence by a Foreign Interest may put on the prospects of the Acquired Company, and shall fully comply with the Law with respect to mitigation of any such affiliation or influence of such Foreign Interest. Purchaser further acknowledges that neither the Company Group nor the Acquired Company shall have liability for any breach of any representation or warranty to the extent such breach results from Purchaser having any direct or indirect foreign ownership.
ARTICLE VII

[INTENTIONALLY DELETED]

ARTICLE VIII

CERTAIN COVENANTS
8.01    Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause each of its Subsidiaries to, provide the Seller and its authorized representatives with reasonable access, during normal business hours, to the books and records and personnel of the Company Group in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby or with respect to periods or occurrences prior to or on the Closing Date, including for the purpose of preparing final Tax Returns and providing assistance relating to final accounting functions relating to the Company Group or any member thereof. Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit any of its Subsidiaries to, for a period of six years following the Closing Date (or, with respect to any Tax records, if later, the period during which the relevant statute of limitations remains open), destroy, alter or otherwise dispose of any of the books and records of any of its Subsidiaries relating to the Business for any period prior to the Closing without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof which the Purchaser or any of its Subsidiaries may intend to destroy, alter or dispose of.

8.02    Director and Officer Liability and Indemnification. For a period of six years after the Closing Date, the Purchaser shall not, and shall not permit any Member of the Company Group to amend, repeal or modify any provision in the organizational documents of any Member of the Company Group relating to the exculpation or indemnification of any current or former officer or director (the "D&O Indemnified Persons") (unless required by law), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted by law. At the Closing, the Purchaser shall, or shall cause the Acquired Company to, on behalf of the Company Group, obtain, maintain and fully pay for irrevocable "tail" insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Acquired Company's current insurance carrier with respect to directors' liability insurance in an amount and scope at least as favorable as the Acquired Company's existing policies with respect to matters existing or occurring at or prior to the Closing Date. The Purchaser shall not, and shall cause each Member of the Company Group not to, cancel or change such insurance policies in any respect. If the Purchaser, any Member of the Company Group or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser and the Company Group shall assume all of the obligations set forth in this Section 8.02. The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.
8.03    Conditions. The Purchaser shall use its reasonable best efforts to cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated hereby as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing).
8.04    Contact with Employees, Customers and Suppliers. Prior to the Closing, the Purchaser and the Purchaser's Representatives shall contact and communicate with the employees, customers and suppliers of the Company Group in connection with the transactions contemplated hereby only after prior consultation with and written approval of the Seller, Seller Shareholder, or Acquired Company.
8.05    Employment and Benefit Arrangements. From and after the Closing and solely to the extent disclosed or made available to the Purchaser in the Intralinks data site prior to the Closing, the Purchaser shall cause the Company Group to honor all employment, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which the Company Group is a party with respect to employees of the Company Group, as such plans, arrangements and agreements are in effect on the date hereof. The Purchaser shall cause the Company Group to provide severance and termination arrangements and agreements to which the Company Group is a party with respect to the employees of the Company Group; provided that such arrangements and agreement do not require the payment of more than two weeks’ salary for each full year of employment with the Company Group. This Section 8.05 shall not be deemed to prohibit the Purchaser or the Company Group from amending, modifying, replacing, or terminating the plans, arrangements, or agreements referred to in the first two sentences of this Section 8.05 in accordance with their terms and applicable Law, subject to the Purchaser’s obligations under this Section 8.05 provided, however, that until December 31, 2018, Purchaser shall cause the Company and its Subsidiary to offer employees who are terminated without cause, severance of two weeks salary (or wages) for each full year of employment with the Company Group. The Purchaser shall take all actions required so that employees of the Company Group as of the Closing shall receive service credit for periods of employment with the

Company Group for eligibility and vesting purposes and for purposes of determining future vacation accruals and severance amounts under any employee benefit plans and arrangements in which they participate following the Closing. Until December 31, 2018, the Purchaser shall cause the Company Group to maintain the welfare benefit plan coverage provided prior to the Closing in all material respects. This Section 8.05 shall survive the Closing, and shall be binding on all successors and assigns of the Purchaser and the Company Group. Until December 31, 2018, the Purchaser shall take all actions required so that the employees of the Company Group (determined as of the Closing) (i) receive base compensation and bonus opportunities that are no less favorable individually and in the aggregate than that provided immediately prior to the Closing, (ii) receive benefits that, in the aggregate, are substantially comparable to those benefits provided to such employees immediately prior to the Closing, and (iii) who involuntarily terminate employment from the Company Group during such period receive severance compensation and benefits that are no less favorable than those which would have been payable as a result of involuntary termination of employment under the severance plans, policies, agreements or arrangements that applied to such employees immediately prior to the Closing to the extent such compensation, bonus opportunities, benefits, severance plans, policies, agreements, or arrangements under (i), (ii), and (iii) have been disclosed or made available to the Purchaser in the Intralinks data site prior to the Closing. To the extent this Section 8.05 conflicts with an employment letter or retention letter, the employment letter or retention letter governs and controls.
8.06    Employee Layoffs. Assuming the accuracy of the representations and warranties in Sections 3.13(i) and 3.17(j), for a period of ninety days after the Closing Date, neither the Purchaser nor the Acquired Company shall, and neither shall permit any Member of the Company Group to, terminate employees of the Company Group, except in full compliance with all requirements of the WARN Act or any similar requirements under local or foreign Law. The Purchaser and the Acquired Company shall, and shall cause the Members of the Company Group to, comply with any and all applicable notice or filing requirements under the WARN Act or any similar requirements under local or foreign Law, and will indemnify and hold harmless the Seller from any liabilities, losses, damages, obligations, costs or expenses, arising as a result of or related to, in whole or in part, the Purchaser's or the Acquired Company's actions or omissions occurring on or after the Closing Date.
8.07    Corporate Headquarters Lease. Subsequent to Closing, Purchaser and the Company Group shall use their reasonable best efforts to have the landlord for the Corporate Headquarters Lease agree to the assignment of such lease from the Seller to the Purchaser and the Acquired Company and the release of the Seller from any ongoing obligations thereunder. Subsequent to Closing, the Purchaser shall pay or cause the Acquired Company to pay all lease and other payments under the Corporate Headquarters Lease in accordance with the terms of the Corporate Headquarters Lease and the Purchaser and the Acquired Company shall comply with all the terms, conditions and obligations of the Corporate Headquarters Lease as if it was the tenant thereunder. In the event that within 30 days of the date hereof the Purchaser and the Company Group have not had the Corporate Headquarters Lease assigned as contemplated herein (and the Seller released from any ongoing obligations thereunder) at the Seller’s request, the Purchaser and the Acquired Company, as subtenants, will enter into a sublease with the Seller that fully incorporates all of the terms, conditions and obligations of the Corporate Headquarters Lease.
ARTICLE IX

INDEMNIFICATION
9.01    Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. Except to the extent a different period is expressly set forth herein, the representations, warranties, covenants (other than with respect to the covenants contained in Section 11.01, which shall survive until the obligations set forth therein are fully performed in accordance with the terms thereof, or, if earlier, the date that is thirty (30) days after the expiration of the applicable statute of limitations), agreements and other provisions in this Agreement shall survive the Closing and shall terminate on the date which is twelve months after the Closing Date provided, however, that the representations and warranties of the Acquired Company set forth in Section 3.01(a) (Organization and Power), Section 3.02(a) (Subsidiaries), Section 3.03 (Authorization; No Breach; Valid and Binding Agreement), Section 3.04 (Capital Stock), Section 3.08 (Tax Matters), Section 3.14 (Employee Benefit Plans), and Section 3.20 (Broker’s Fees) (collectively, the “Fundamental Representations”) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall continue in full force and effect for a period thereafter ending on the sixth (6th) anniversary of the Closing Date (the twelve month or six year anniversary, the "Survival Period Termination Date"). No Person shall be liable for any claim for indemnification under this Article IX unless written notice specifying in reasonable detail the facts, circumstances and nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the Survival Period Termination Date, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, only to the extent of such claim, until such claim is resolved.
9.02    Indemnification from the Indemnity Escrow Account for the Benefit of the Purchaser.
(a)    From and after the Closing (but subject to the provisions of this Article IX), the Seller and Seller Shareholder shall, jointly and severally, indemnify the Purchaser in respect of any Loss suffered or incurred by the Purchaser or any of its Affiliates, officers, directors, employees or agents (each a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") resulting from or arising out of (i) the breach or inaccuracy of any representation or warranty made by the Acquired Company in Article III (Representations and Warranties of the Acquired Company), by the Seller in Article IV (Representation and Warranties of the Seller), or the Seller Shareholder in Article V (Representations and Warranties of the Seller Shareholder); or (ii) the breach by the Seller or the Acquired Company of any covenant or agreement to be performed by it under this Agreement.
(b)    No Purchaser Indemnified Party shall be entitled to recover for an indemnification claim under Section 9.02(a)(i), other than for breaches of or inaccuracies with respect to Fundamental Representations, unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $250,000 (the "Deductible"), and then only to the extent such Losses exceed the Deductible.
(c)    Amounts available in the Indemnity Escrow Account shall be the sole source of recourse against the Seller or Seller Shareholder for Losses suffered or incurred by Purchaser Indemnified Parties to the extent arising from any nonfulfillment or breach of any representation or warranty other than a Fundamental Representation. The maximum aggregate liability of Seller or the Seller Shareholder for Losses related to indemnification claims hereunder, including claims arising from any nonfulfillment or breach of any Fundamental Representation, shall not exceed the Final Purchase Price.
(d)    The Purchaser Indemnified Parties shall have no right to indemnification hereunder with respect to any Loss to the extent such Loss is included in the calculation of any component of Final Purchase Price or if the Purchaser shall have received a reduction in the Final Closing Statement on account of any matter forming the basis for such Loss.

(e)    All payments pursuant to this Article IX shall be treated by the parties as an adjustment to the proceeds payable to the Seller pursuant to Section 1.02 hereof.
(f)    (i) Except for the Purchaser pursuant to the terms hereof, no Person (including the Seller or any of its respective Affiliates) shall have any obligation to fund the Indemnity Escrow Account, (ii) except for the amount in respect of which the Purchaser shall have, prior to the Survival Period Termination Date, previously made a claim pursuant to the procedures set forth in this Article IX and for which the obligations to indemnify, if any, shall not have been satisfied from the Indemnity Escrow Amount (the "Outstanding Escrow Claims"), title and all rights to all funds in the Indemnity Escrow Account shall automatically transfer to the Seller on the Survival Period Termination Date, and (iii) the Purchaser shall take all actions reasonably necessary to cause the Escrow Agent to release all funds in the Indemnity Escrow Account, less the amount of the Outstanding Escrow Claims, to the Seller on the business day following the twelve-month Survival Period Termination Date. As soon as the Outstanding Escrow Claims are resolved pursuant to the procedures set forth in this Article IX, the Purchaser shall cause the Escrow Agent to release any remaining cash held by the Escrow Agent pursuant to the terms of the Escrow Agreement to the Seller.
9.03    Indemnification by the Purchaser for the Benefit of the Seller. From and after the Closing (but subject to the provisions of this Article IX), the Seller shall be entitled to assert, as its sole and exclusive remedy for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby and only in accordance with the terms of this Agreement, claims against the Purchaser in respect of any Loss suffered or incurred by the Seller, or any of its respective Affiliates, officers, directors, employees or agents ("Seller Indemnified Parties") to the extent arising from any nonfulfillment or breach of any representation, warranty, covenant, agreement or other provision set forth herein or in any or certificate delivered hereunder by the Purchaser or, following the Closing, by the Acquired Company.
9.04    Mitigation. Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all Losses, costs and expenses as required by applicable Law.
9.05    Defense of Third Party Claims. Any Person making a claim for indemnification under Section 9.02 or Section 9.03 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis therefor. Any Indemnitor shall, subject to the right of any insurer under a representation and warranty insurance policy, be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense and, subject to the right of any insurer under a representation and warranty insurance policy, at such Indemnitor's option, shall be entitled to assume the defense thereof by appointing a reputable counsel to be the lead counsel in connection with such defense; provided that such Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; provided further that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall, subject to the right of any insurer under a representation and warranty insurance policy, be entitled to settle such claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. If the Indemnitor assumes the defense of and/or settles or compromises any third party claim as provided herein and the Deductible applies to such claim and has not been met with respect to the Indemnitor's liability under Section 9.02, then (1) until such time as the Deductible has been met, the Indemnitee will promptly reimburse the Indemnitor for any out-of-pocket costs and expenses (including attorney's fees) incurred in the assumption of such defense and (2) if the settlement or compromise of such third party claim is equal to or less than the remaining Deductible at such time (after taking into account any reimbursements pursuant to clause (1) above), then within five business days after the settlement or compromise of such claim, the Indemnitee shall pay to the Indemnitor the aggregate amount of the third party claim settled or compromised up to the amount of the then remaining Deductible. In no event will an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any third party claim for which an Indemnitee is seeking indemnification hereunder without the prior written consent of the Indemnitor.
9.06    Determination of Loss Amount.
(a)    The amount of any Loss subject to indemnification under Section 9.02 or Section 9.03 shall be calculated net of any insurance proceeds (net of direct collection expenses) or any indemnity, contribution or other similar payment received by the Indemnitee or its Affiliates from any third party with respect thereto. The Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder; provided that seeking such coverage shall not be a condition to Indemnitee making a claim for indemnification under this Agreement. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnitor. To the extent allowed under the terms of the applicable insurance policies, the Indemnitors shall be subrogated to all rights of the Indemnitees and their Affiliates in respect of any Losses indemnified by the Indemnitors.
(b)    The Purchaser Indemnified Parties shall have no right to indemnification hereunder with respect to any Loss to the extent such Loss is attributable to (i) Taxes that result from any breach of the covenant in Section 11.01(d); (ii) Taxes attributable to any transaction or action outside of the Ordinary Course of Business taken, caused or requested by the Purchaser or any of its Affiliates that occur on or after the Closing; (iii) Transfer Taxes that are the responsibility of Purchaser pursuant to Section 11.01(c), or (iv) the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any Tax attribute of the Acquired Company or any of its Subsidiaries.
9.07    Manner of Payment. Any indemnification of the Seller Indemnified Parties pursuant to this Article IX shall be effected by wire transfer of immediately available funds from the Purchaser to an account designated by the Indemnitee within ten days after the determination thereof.
9.08    Acknowledgment; No Reliance.
(a)    The representations and warranties of the Acquired Company expressly set forth in Article III of this Agreement and the representations and warranties of the Seller expressly set forth in Article V of this Agreement constitute the sole and exclusive representations and warranties made to the Purchaser, its Affiliates or any other Person in connection with the transactions contemplated hereby, and the Purchaser, on its own behalf and on behalf of its Affiliates, acknowledges and agrees that any other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition or position, results of operations, assets or liabilities of the Company Group, or the quality or condition of the Company Group's assets), are specifically disclaimed by the Seller and the Acquired Company and shall not form the basis of any claim against the Seller, its members, or any of their respective Affiliates, the Indemnity Escrow Account, any other Person or otherwise. Without limiting the foregoing, the Purchaser, on its own behalf and on behalf of its Affiliates, acknowledges and agrees that neither the Purchaser nor any of its Affiliates has relied on any representations or warranties whatsoever, whether express or implied, other than the representations and warranties of the Acquired Company expressly set forth in Article III of this Agreement and the representations and warranties of the Seller expressly set forth in Article IV of this Agreement. In furtherance of the foregoing, the Purchaser acknowledges, on its own behalf and on behalf of its Affiliates, that the Purchaser and its Affiliates have conducted, to their respective satisfactions, an independent investigation of the financial condition and position, results of operations, assets, liabilities, properties and projected operations of the Company Group and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser and its Affiliates have relied only on the results of its own independent investigation and the representations and warranties of the Acquired Company expressly set forth in Article III of this Agreement and the representations and warranties of the Seller expressly set forth in Article IV of this Agreement. In connection with the Purchaser's and its Affiliates' investigation of the Company Group, the Purchaser and its Affiliates have received certain projections, including projected statements of operating revenues and income from operations of the Company Group, and certain business plan information. The Purchaser acknowledges, on its own behalf and on behalf of its Affiliates, that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser and its Affiliates are familiar with such uncertainties and that the Purchaser and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Purchaser, on its own behalf and on behalf of its Affiliates, hereby acknowledges that none of the Seller, the Seller Shareholder, any Member of the Company Group or any other Person is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that neither the Purchaser nor any of its Affiliates has relied on any such estimates, projections or other forecasts or plans. The Purchaser further agrees, on its own behalf and on behalf of its Affiliates, that (i) none of the Seller, the Acquired Company or any other Person will have or be subject to any liability to the Purchaser, its Affiliates or any other Person resulting from the distribution to the Purchaser or any other Person, or the Purchaser's use of, any such information, including any information, document or material made available to the Purchaser or any other Person in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement, and (ii) the Purchaser and such other Persons have not relied on any such information.
Each party acknowledges and agrees that, from and after the Closing (except for actions seeking equitable relief pursuant to Section 13.13 and disputes under Sections 1.05 or 11.01(h), which disputes will be resolved in accordance with the dispute mechanism set forth in such Sections), its sole and exclusive remedy with respect to any and all rights, claims and causes of action it may have against any other party, any member of the Seller or any of their respective Affiliates relating to the operation of the Company Group or its businesses, or resulting from or relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any law or otherwise, shall be pursuant to the indemnification and escrow recovery provisions set forth in this Article IX.
9.09    Other Indemnification Matters. For purposes of determining whether there has been any breach or inaccuracy of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “in all material respects,” “material adverse effect,” “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this ARTICLE IX, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included; provided, that the foregoing shall not apply in determining whether Schedules 3.09(a), 3.10(b)(1), 3.13(b), or 3.17(a) correctly list contracts, licenses, obligations or similar items based on the “materiality” of such items.
ARTICLE X

[RESERVED]
ARTICLE XI

ADDITIONAL COVENANTS
11.01    Tax Matters.
(a)    Payment of Taxes. All Taxes with respect to (1) any Member of the Company Group with respect to any Pre-Closing Tax Period, (2) any member of an affiliated, consolidated, combined or unitary group of which any Member of the Company Group (or any predecessor thereto) is or was a member before Closing to which one or more entities other than a Member of the Company Group is or was also a member, including Taxes pursuant to Treasury Regulation 1.1502-6 or any similar Law, and (3) any Person (other than a Member of the Company Group) imposed on any Member of the Company Group for any period as a transferee or successor with respect to a transaction occurring on or before the Closing Date, by Law, Contract (other than pursuant to an Ordinary Course Agreement) or otherwise (all of such Taxes being the “Pre-Closing Taxes”) shall be recovered or satisfied first from the Representation and Warranty insurance policy, or if not covered by such policy, such Taxes shall be satisfied from the Indemnity Escrow Account. Seller shall satisfy (or cause to be satisfied) such Taxes if and to the extent such Taxes are not covered by the Representation and Warranty insurance policy and the Indemnity Escrow Account is not adequate to cover such Taxes. Purchaser shall satisfy (or cause to be satisfied) in full when due all Tax liabilities with respect to any period that is not a Pre-Closing Tax Period. If Purchaser is required under Section 11.01(b) to file a Tax Return that involves Pre-Closing Taxes, then no later than the later of the date that is (i) five Business Days after the date that Seller receives from Purchaser a copy of such Tax Return and written notice that such payment is or was due and (ii) five Business Days before the due date (including extensions) of any such Tax Return, then an amount equal to the amount of Taxes shown due on such Tax Return for which Seller is obligated with respect to such Tax Return.
(b)    Filing Responsibility. Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Members of the Company Group for Tax Periods ending on or prior to the Closing Date and Tax Returns of Seller which include activities of Members of the Company Group pursuant to applicable Law. Purchaser shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the Members of the Company Group that Seller is not obligated to prepare and timely file (or cause to be prepared and timely filed) pursuant to this Section 11.01(b). If any such Tax Return (whether original or amended) prepared (or caused to be prepared) by Purchaser relates to any Pre-Closing Tax Period or if any such Tax Return (whether original or amended) prepared (or caused to be prepared) by Seller relates to any period that is not a Pre-Closing Tax Period, then such Tax Return will be prepared in accordance with the past practice of the Company Group (except to the extent otherwise required by Applicable

Law) and the preparing Party shall give to the other Parties a copy of such Tax Return as soon as practicable after the preparation thereof, but not less than fifteen (15) days prior to the due date for the filing of such Tax Return, for such other’s review and comment. Such preparing Party shall consider in good faith any changes to such Tax Return that are reasonably requested.
(c)    Transfer Taxes. The Purchaser will file any Tax Returns due with respect to any transfer, documentary, sales, use, registration and real property transfer, value added or gains tax, stamp duty, stamp duty reserve tax, stamp duty land tax, excise tax, stock transfer tax, or other similar Tax imposed on any Member of the Company Group, or the Seller as a result of the transactions contemplated by this Agreement (including associated interest and penalties) (collectively, "Transfer Taxes"). The Seller agrees to reasonably cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns. The Purchaser agrees that it will pay all such Transfer Taxes and the Purchaser will be entitled to be reimbursed from the Escrow for one-half of the amount of such Transfer Taxes.
(d)    Pre-Closing Tax Matters. Without the prior consent of the Seller, which consent shall not be unreasonably withheld, conditioned, delayed, after the Closing, the Purchaser and its Affiliates shall not, and the Purchaser and its Affiliates shall not permit any Member of the Company Group to, (a) other than Tax Returns that are filed by Purchaser pursuant to Section 11.01(a), file or amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (b) after the date on which any Tax Return filed pursuant to Section11.01(a) is filed, amend or otherwise modify any such Tax Return unless required by applicable Law, (c) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, or (d) make or initiate any voluntary contact with a Governmental Authority regarding Taxes in any Pre-Closing Tax Period.
(e)    Transaction Tax Deductions. Any and all Transaction Tax Deductions shall, to the greatest extent permissible under Law, be allocated to a Pre-Closing Tax Period, and shall be claimed by the Company Group for a Pre-Closing Tax Period (and shall not be claimed by Purchaser or allocated to a Post-Closing Tax Period).
(f)    Records. At the request of the Seller, the Purchaser shall deliver to the Seller copies of all Tax Returns relating to the tax periods (or portions thereof) ending on or prior to the Closing prepared in accordance with Section 11.01(a).
(g)    Tax Proceedings.
(i)    The Purchaser shall promptly notify the Seller in writing upon receiving notice from any taxing authority of the commencement of any claim, audit, examination, or administrative or court proceeding relating to any audits or assessments or other disputes regarding any Taxes or any Tax Return filed by any Member of the Company Group with respect to tax periods (or portions thereof) that end on or before the Closing Date (including any settlement or disposition thereof) ("Tax Proceeding"), if the Purchaser is entitled to make a claim for payment or indemnification pursuant to this Agreement (including pursuant to Section 9.02(a)) with respect to such Tax Proceeding.
(ii)    Notwithstanding any other provision of this Agreement, the Seller shall have the sole right in its discretion to elect to represent the interests of the Company Group in any Tax Proceeding with respect to Tax periods that end on or before the Closing Date; provided, however, that for Tax Proceedings that do not involve Pass-through Tax Returns, Seller shall keep Purchaser reasonably informed with respect to any such Tax Proceeding and Seller shall not settle or compromise any such Tax Proceeding without the prior written consent of Purchaser, which it shall not unreasonably withhold, condition, or delay.
(iii)     Purchaser shall have the right to control any Tax Proceeding for any Straddle Period of the Company; provided, that with respect to any such Tax Proceeding, (A) Purchaser shall keep Seller reasonably informed with respect to such Tax Proceeding, (B) Purchaser shall consult with Seller before taking any significant action in connection with such Tax Proceeding and (C) Purchaser shall not settle or compromise any such Tax Proceeding without the prior written consent of Seller, which it shall not unreasonably withhold, condition, or delay.
(iv)    The Purchaser shall take all actions reasonably necessary (including providing a power of attorney) to enable the Seller to exercise its control rights as set forth in this Section 11.01.
(h)    Cooperation. The Purchaser, each Member of the Company Group and the Seller shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation and the filing of Tax Returns pursuant to this Section 11.01 and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under this Section 11.01 (including any supporting work papers, schedules and documents). Such cooperation shall include the retention and (upon any other party's request) provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser shall, and shall cause the Company Group to, retain all books and records with respect to Tax matters pertinent to the Company Group relating to any tax periods and shall abide by all record retention agreements entered into with any Taxing authority, and shall give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and if the Seller so requests, the Purchaser shall, and shall cause the Company Group to, allow the Seller to take possession of such books and records rather than destroying or discarding such books and records.
(i)    Tax Refunds. The Seller shall be entitled to any Tax refunds (or credits in lieu of refunds) that are received by the Purchaser or any Member of the Company Group attributable to Taxes paid by any Member of the Company Group with respect to any Pre-Closing Tax Period or Taxes taken into account in the determination of Final Purchase Price (or with respect to which Purchaser received a reduction in the Final Closing Statement) (unless the refund was also taken into account in connection with such determination). The Purchaser shall pay over to the Seller any such refund (or credit in lieu of refund) within 10 business days after receipt or entitlement to such refund (or credit in lieu of such refund). After the Closing, the Purchaser shall cause the Company Group to use its commercially reasonable efforts to claim any Tax refund. To the extent permitted by applicable law, the Purchaser shall request a refund (rather than a credit in lieu of refund) with respect to all Pre-Closing Tax Periods.

(j)    Closing of Tax Period. The parties shall, to the extent permitted or required under applicable law, treat the Closing Date as the last day of the taxable period of the Company Group for all Tax purposes.
(k)    Straddle Periods. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes of the Company Group among a Straddle Period, (i) the amount of any real, personal and intangible property Taxes or similar ad valorem Taxes (“Property Taxes”) that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) the amount of any other Taxes of the Company Group shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date.
(l)    S Corporation Further Assurances. If the Acquired Company’s status as a qualified S Corporation subsidiary is found to be invalid or to have terminated prior to the Closing (either directly or because Seller’s S Corporation election is determined to be invalid or to have inadvertently terminated prior to Closing), Purchaser, Seller and Seller Shareholder shall use their reasonable best efforts to obtain from the Internal Revenue Service a waiver of the invalidity or terminating event on the grounds of inadvertency, including taking such steps, and making such adjustments, in each case as are reasonable and may be reasonably required by the Internal Revenue Service to issue such waiver.
(m)    The Final Purchase Price, liabilities of Seller and other relevant items shall be allocated among the assets of the Acquired Company in accordance with Section 1060 of the Code and any comparable provisions of state, local or foreign law, as appropriate. Such allocation shall be set forth on a schedule prepared by Purchaser and delivered to Seller (along with any internal or outside valuation or other information used by Purchaser in connection with or otherwise relevant to the preparation of the schedule) within 120 days after the determination of the Net Working Capital pursuant to Section 1.05. Seller shall have 30 days following delivery of the allocation schedule to give written notice to Purchaser that Seller disputes the allocation set forth on such schedule (which notice shall contain Seller’s reasons for objecting to the allocation set forth on such schedule). If Seller does not respond to Purchaser within 30 days following delivery of the allocation schedule, Seller shall be deemed to have objected to the allocation set forth on such schedule. If Seller timely provides written notice to Purchaser of Seller’s disagreement with such schedule (or is deemed to have objected to such schedule) and the parties are unable to resolve the dispute within 20 days, then Seller and Purchaser shall utilize their own separate versions of the allocation for all purposes. The allocation, if agreed upon by the parties, shall be the final allocation for purposes of Section 1060 of the Code (the “Allocation”). If agreed, none of the parties shall take any position on any Tax Return inconsistent with the Allocation and each of the parties shall reflect the Allocation where relevant in all Tax filings, including IRS Form 8594.
11.02    Further Assurances. From time to time, as and when requested by any other party and at such other party's expense, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

11.03    Consents. After the Closing, Seller and Seller Shareholder shall use reasonable best efforts to cooperate and assist the Company Group in obtaining any consents required in connection with the change of control resulting from the transactions contemplated by this Agreement
11.04    Regulatory Filings; Cooperation.
(a)    Subject to the terms and conditions of this Agreement, the parties shall cooperate with one another and use their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, Permits, authorizations and other confirmations from any Governmental Authority or other Person necessary, proper or advisable to consummate the transactions contemplated hereby; provided that none of Seller, the Acquired Company, Purchaser, or any of their respective Affiliates shall be obligated to pay any fees, costs, or consideration to any Person from whom any such approval, consent, registration, Permit, authorization or other confirmation is requested.
(b)    As soon as practicable after the date of this Agreement, the Parties shall prepare and submit to the DSS and, to the extent applicable, any other Governmental Authority, notification of the transactions contemplated hereby pursuant to the NISPOM and any other applicable national or industrial security regulations; and
(c)    Each of the Acquired Company and Purchaser, as applicable, shall use its commercially reasonable efforts to (i) cooperate with the other parties in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private party and (ii) keep the others informed in all material respects and on a current basis of any material communication received by such party from, or given by such party to, any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information and to the extent practicable, each of the Acquired Company and Purchaser shall have the right to review in advance, and each will consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated hereby. The parties may, as they deem advisable and necessary, designate any competitively or commercially sensitive materials provided to the other under this Section 11.03 or otherwise as "outside counsel only." Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all in-person meetings with a Governmental Authority regarding the transactions contemplated hereby shall include representatives of all parties. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Authority regarding the transactions contemplated hereby by or on behalf of any party.
(d)    Neither party shall: (i) take any action the effect of which, or refrain from taking any action the effect of refraining from which, would be to delay or impede the ability of the parties to consummate the transaction contemplated by this Agreement, or (ii) directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (A) impose any material delay in obtaining, or materially increase the risk of not obtaining, any Permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority seeking an order prohibiting the consummation of the transactions contemplated hereby, (C) increase the risk of not being able to remove any such order on appeal or otherwise, or (D) delay or prevent the consummation of the transactions contemplated hereby.
(e)    Nothing in this Agreement shall be construed as requiring the Acquired Company to agree to any terms or restrictions as a condition to, or in connection with, obtaining any approvals, consents, registrations, Permits, authorizations or confirmation from any Governmental Authority or other Person unless such terms or restrictions are conditioned upon the Closing.
11.05    Disclosure Generally. All Disclosure Schedules are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.
11.06    Sentel International. As soon as practicable, but in no case later than 30 days after closing, the Seller and Seller Shareholder shall cause the articles of incorporation of Sentel International Corporation to be amended such that its name no longer includes the term “Sentel.”
ARTICLE XII

DEFINITIONS
12.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
“Action” means any action, suit, charge, complaint, arbitration, hearing, litigation, proceeding, investigation, audit or government order (whether civil, criminal, administrative, investigative or for damages, injunctive relief or otherwise), in each case, that is commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.
"Adjustment Calculation Time" means 11:59 p.m. Colorado Springs, Colorado time on the day immediately before the Closing Date.
"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
"Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

"Agreed Form" with respect to a document means a form of that document agreed by each of the Seller and the Purchaser.
“Allocation” shall have the meaning set forth in Section 11.01(m).
"Antitrust Laws" means any applicable Laws regarding competitive or antitrust matters or relating to the control or approval of mergers or other business combinations as may be in effect in any applicable jurisdiction, including the HSR Act.
"Attorney-Client Communication" means any communication occurring on or prior to Closing between Pillsbury Winthrop Shaw Pittman LLP, on the one hand, and the Company Group, the Seller or any of their respective Affiliates, on the other hand, that in any way relates to the Covered Transaction, including any representation, warranty, or covenant of any party under this Agreement or any related agreement.
"Audited Financial Statements" shall have the meaning set forth in Section 3.05(a).
"Base Value" has the meaning set forth in Section 1.02(a).
"Bid" means any firm quotation, bid or proposal made by a Person that if accepted or awarded would lead to a Contract legally binding upon such Person.
"Business" means the business of the Company Group as conducted on the date hereof.
"Cash on Hand" means, as of the Adjustment Calculation Time (but before taking into account the consummation of the transactions contemplated hereby), all cash and cash equivalents with a maturity of three months or less excluding amounts in Rabbi Trusts and net of any outstanding checks (provided that the obligations being paid with such checks shall not be included as liabilities in the calculation of Net Working Capital), of the Company Group as determined on a consolidated basis and in accordance with GAAP, applied on a basis consistent with the methods, policies, practices, procedures, classifications and estimation techniques used in the preparation of the Audited Financial Statements.
"Company Group" means the Acquired Company and its Subsidiaries.
“Company Transaction Expenses” means expenses of any Member of the Company Group in connection with the transactions contemplated by this Agreement (including attorneys’ and other professionals’ fees, and any severance, redundancy, bonus, other change in control agreement or other similar employee benefit obligation that are not payable under Section 1.04(h) arising as a result of the announcement or consummation of any such transaction), in each case that are unpaid as of the Closing. For the avoidance of doubt, Company Transaction Expenses do not include any costs, expenses, or premiums associated with the Representation and Warranty Policy or the “tail” insurance policy in favor of the D&O Indemnified Persons.
“Competitive Business” means the business of developing, producing, marketing, or providing (i) government services in the areas of information technology and network communication services, and facility and logistics services that are competitive with the services provided by the Company Group; or (ii) any process, system, or service conducted by the Company Group or the Purchaser as of and during the one-year period preceding the Closing.

"Contract" means any oral or written agreement, contract, arrangement, obligation, undertaking, commitment, purchase order, task order, guarantee, use agreement, instrument, indenture, note, mortgage, bond, lease, or license, in each case that creates a legally binding obligation.
“Corporate Headquarters Lease” means that certain Agreement of Lease dated June 10, 2015 by and between the Seller and ATC 2800, LLC, a Delaware limited liability company.
"Covered Transaction" means the negotiation, preparation, execution and delivery of this Agreement and related agreements and the consummation of the transactions contemplated hereby or thereby.
“ERISA Affiliate” means any entity that would have ever been considered a single employer with a Member of the Company Group under Section 414 of the Code, Section 4001(b) of ERISA or part of the same “controlled group” for purposes of Section 302(d)(3) of ERISA.
"Escrow Agent" means U.S. Bank, National Association.
"Escrow Agreement" means the Escrow Agreement to be dated as of the Closing Date by and among the Seller, the Purchaser and the Escrow Agent, in substantially the form attached as Exhibit A hereto.
"Estimated Purchase Price" shall have the meaning set forth in Section 1.02(a).
"FAR" means the Federal Acquisition Regulations.
"Final Purchase Price" means an aggregate amount equal to (i) the Base Value, plus (ii) the amount by which Net Working Capital exceeds Target Working Capital, minus (iii) the amount by which Target Working Capital exceeds Net Working Capital, plus (iv) the total amount of Cash on Hand, minus (v) the total amount of Indebtedness, minus (vi) Company Transaction Expenses.
"GAAP" means United States generally accepted accounting principles consistently applied by the Seller or the Acquired Company, as applicable.
"Government Bid" means a Bid issued by a contractor that, if accepted or awarded, would result in a Government Contract.
"Government Contract" means any prime contract, subcontract, facility contract, teaming agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order, modification, or change order between the Company Group and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority, or (iii) any higher-tier subcontractor with respect to any contract of a type described in (i) or (ii) above.
"Governmental Authority" means any (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, arbitrator or entity and any court or other tribunal); or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
"Income Tax" means any federal, state, local or foreign Tax based on or measured by reference to income.

"Indebtedness" means, without duplication, (i) any indebtedness of the Company Group for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security issued by a Member of the Company Group, (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which the Company Group is liable, as obligor or otherwise (other than trade payables and other current liabilities), (iv) any indebtedness of any Person other than a Member of the Company Group guaranteed by the Company Group, (v) any liabilities or obligations under capitalized leases with respect to which the Company Group is liable, determined on a consolidated basis in accordance with GAAP, (vi) any indebtedness or liabilities secured by a lien on the Company Group's assets, (vii) all obligations in respect of letters of credit, performance bonds or surety bonds to the extent drawn (excluding, for the avoidance of doubt, any obligations under letters of credit to the extent they remain open or undrawn), and bankers’ acceptances issued for the account of the Company Group, (viii) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company Group prior to Closing, (ix) Off-Balance Sheet Financing of the Company Group in existence immediately prior to the Closing, (x) obligations in respect of the SENTEL DCPs and any other nonqualified deferred compensation arrangements to the extent unfunded or underfunded (including funds in a Rabbi Trust for the SENTEL DCPs as funded), and (xi) unfunded or underfunded pension or retiree health liabilities (including funds in Rabbi Trusts as funded). For the avoidance of doubt, "Indebtedness" shall not include (A) any operating lease obligations, or (B) any intercompany obligations between or among the Seller, Members of the Company Group, and their respective Affiliates that is settled at Closing and shall include any interest, penalties, or fees payable on items (i) –(xi) above.
"Indemnity Escrow Account" means an account established by the Escrow Agent pursuant to the Escrow Agreement.
"Indemnity Escrow Amount" means an amount deposited at the Closing in the Indemnity Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which shall be $250,000.
"Intellectual Property" means trademarks and service marks, trade dress, trade names, logos, and internet domain names (together with goodwill associated with any of the foregoing), patents, patent applications, copyrights, and registrations and applications for any of the foregoing, and trade secrets.
"Knowledge of the Company Group" means the actual knowledge of Russell T. Wright, William E. Ward, and Michael W. Royer.
"Law" means any law, rule, regulations, judgment, injunction, order, decree or other restriction of any court or governmental entity.
"Liens" means liens, security interests, charges or encumbrances.
"Loss(es)" means losses, liabilities, damages and expenses, including reasonable out-of-pocket legal fees and expenses; provided that "Losses" does not include, and the Purchaser shall not be entitled to seek or recover from the Acquired Company, the Seller or the Seller Shareholder any punitive damages or losses, except to the extent paid to a third party.
"Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that is materially adverse to the financial condition or results of operations of the Company Group taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement, including any employee attrition and any impact on revenues or relationships with suppliers, customers or any other Persons having business dealings with the Company Group; (ii) conditions affecting (A) the industry in which the Company Group participates that are not unique to the Company Group, including, without limitation, as a result of any "shutdown" of the U.S. federal government, (B) the U.S. economy as a whole or (C) the financial, banking, or capital markets in general or the markets in which the Company Group operates; (iii) compliance with the terms of, or the taking of any action permitted by, this Agreement; (iv) any change in applicable Laws or the interpretation thereof; (v) any change in GAAP or the interpretation thereof; (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism and (vii) the failure of any Member of the Company Group to meet or achieve the results set forth in any internal projection of the Company Group.
"Member of the Company Group" the Acquired Company or any of its Subsidiaries.
"Net Working Capital" means (i) all current assets (excluding Cash On Hand, intercompany receivables, related party receivables, accounts receivable (billed and unbilled) associated with the ISS Yuma contract, advances to shareholders and employees and their respective Affiliates, assets in Rabbi Trusts, and Tax assets) of the Company Group as of the Adjustment Calculation Time (but before taking into account the consummation of the transactions contemplated hereby), minus (ii) all current liabilities (excluding Indebtedness, Company Transaction Expenses, intercompany payables, liabilities associated with payments on termination of the SENTEL DCPs, and the “tail” insurance policy in favor of the D&O Indemnified Persons) of the Company Group as of the Adjustment Calculation Time (but before taking into account the consummation of the transactions contemplated hereby), in each case calculated on a consolidated basis and in accordance with GAAP, applied on a basis consistent with (i) the methods, policies, practices, procedures, classifications and estimation techniques specified in the calculation of Net Working Capital set forth in Exhibit B hereto (which amounts included in Exhibit B are for illustrative purposes only) and (ii) the methods, policies, practices, procedures, classifications and estimation techniques used in the preparation of the Audited Financial Statements to the extent they are not inconsistent with those set forth in Exhibit B. For the avoidance of doubt, current liabilities in Net Working Capital do not include any costs, expenses, or premiums associated with the Representation and Warranty Policy.
“Off-Balance Sheet Financing” means (a) any liability of the Company Group under any sale and leaseback transactions which does not create a liability on the balance sheet of the Company Group and (b) any liability of the Company Group under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal Income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.
“Open Source Software” means any software distributed under any license that requires that any other software incorporated into, derived from, or distributed with such software (i) be disclosed, distributed or made available in source code form, (ii) be licensed for the purposes of preparing derivative works, or (iii) be licensed under terms that allow such other software to be reverse engineered (other than by operation of Law).
"Options" means all options issued by the Acquired Company to acquire shares of its common stock that are vested and exercisable (or will become vested and exercisable as a result of the transactions contemplated hereby) and outstanding as of immediately prior to the Closing.

“Ordinary Course Agreement” means (i) any customary agreements with customers, vendors, lenders or, lessors entered into in the Ordinary Course of Business, (ii) agreements related to property Taxes payable with respect to properties leased and (iii) other agreements for which Taxes is not the principal subject matter.
“Ordinary Course of Business” means the ordinary course of business, consistent with past practice and custom.
“Pass-through Tax Returns” means Tax Returns that reflect Tax Items that pass through to holders (such as IRS Forms 1120S and any comparable state or local Tax Returns).
"Permits" means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates or orders of, any Governmental Authority or any other Person, required for any Company Party to own its respective assets or conduct its respective business as is now being conducted.
"Permitted Liens" means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company Group and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics', carriers', workers', repairers' and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of Leased Real Property; (vii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens on goods in transit incurred pursuant to documentary letters of credit; (ix) purchase money liens and liens securing rental payments under capital lease arrangements; and (x) non-exclusive licenses to Intellectual Property granted in the ordinary course of business.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, for any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period up to and including the Closing Date.
"Property Tax" shall have the meaning set forth in Section 11.01(k).
“Registered IP” means issued patents, registered copyrights and registered trademarks granted under the authority of any Governmental Authority.

"Representation and Warranty Policy" means the representation and warranty policy issued by Lloyds, London in favor of Purchaser.
"Straddle Period" means any taxable period that begins on or before and ends after the Closing Date.
"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
"Target Working Capital" means $6.5 million.
"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, Medicare, real property, net worth, business, professional, and occupational license, employee or other withholding tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
"Tax Proceeding" shall have the meaning set forth in Section 11.01(g)(i).
"Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.
"Transaction Tax Deductions" means any deduction permitted for Income Tax purposes that is attributable to, without duplication, the aggregate amount of (A) all compensatory payments (including bonuses, change in control payments, retention payments, synthetic or phantom equity payments, or similar payments or payment of benefits under the Sentel DCP) made or to be made by any Member of the Company Group on or before the Closing or in connection with or resulting from the Closing (or included as a liability in Net Working Capital or Indebtedness); (B) all fees, expenses, prepayment premiums and interest (including amounts treated as interest for U.S. federal income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by any Member of the Company Group with respect to the payment of Indebtedness on or before the Closing or in connection with the Closing or included as a liability in Net Working Capital or as Indebtedness; (C) all fees, costs and expenses (including Taxes) incurred by any Member of the Company Group in connection with or incident to this Agreement and the transactions contemplated hereby, including any such legal, accounting and investment banking fees, costs and expenses; (D) any other fees, costs or expenses (including Taxes) reflected in, reserved for or taken into account in the determination of Final Purchase Price, including in connection with the determination of Net Working Capital, Indebtedness and/or Company Transaction Expenses (or with respect to which Purchaser received a reduction in the Final Closing Statement), (E) the amount of any deductions for U.S. federal income Tax purposes as a result of the exercise or payment for cancellation of the Options on or around the Closing and (F) any employment Taxes (including, for the avoidance of doubt, any social security contributions) with respect to the amounts set forth in clauses (A) and (E) of this definition.
"WARN Act" means the Worker Adjustment Retraining Notification Act of 1988, as amended.
12.03    Other Definitional Provisions
(a)    Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    Successor Laws. Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that Code section or Law, regardless of how it is numbered or classified.
ARTICLE XIII

MISCELLANEOUS
13.01    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, equityholders, customers or suppliers of any Member of the Company Group, shall be issued or made by any party without the joint approval of the Purchaser and the Seller, unless required by Law (in the reasonable opinion of counsel) or by the applicable rules of any stock exchange, in which case the Purchaser and the Seller shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication. The Parties agree that the initial press release to be issued in connection with the transactions contemplated hereby shall be in a form mutually agreed. The Purchaser is permitted to file this Agreement and any other disclosure regarding this Agreement and the transactions contemplated hereby as it reasonably deems necessary or appropriate with the Securities and Exchange Commission. Notwithstanding the foregoing, on and after the Closing Date, the Purchaser shall be permitted (a) to disclose that the Closing has occurred, the consideration paid hereunder and other items directly relating to the consideration; (b) to disclose on its websites and in its marketing materials the nature and publicly available terms of the transactions contemplated hereunder; and (c) to disclose information required by legal process.
13.02    Expenses. Except as otherwise expressly provided herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys' and accountants' fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.
13.03    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) (i) when personally delivered, (ii) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (iii) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid or (b) when transmitted via electronic mail to the e-mail addresses set out below. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to the Purchaser (and, after the Closing, the Acquired Company):
Vectrus Systems Corporation
655 Space Center Drive
Colorado Springs, Colorado 80915
Attention: Chief Legal Officer
Telephone: 719-637-5795
Email: michele.tyler@vectrus.com

with a copy to:

Faegre Baker Daniels LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, Colorado 80203
Attention: Douglas R. Wright
Telephone: 303-607-3671
Email: douglas.wright@faegrebd.com

Notices to the Seller and Seller Shareholder:

143 Waterfront Street, #303
Oxon Hill, MD 20745
Attention: Russell T. Wright
with a copy to:
Pillsbury Winthrop Shaw Pittman LLP
1650 Tysons Boulevard, 14th Floor
McLean, Virginia 22102
Attention: Craig Chason
Telephone: (703) 770-7947
Email: craig.chason@pillsburylaw.com
13.04    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser, on the one hand, or the Acquired Company or the Seller, on the other hand, without the prior written consent of the other party.
13.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
13.06    References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to "$" shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a "Section," "Exhibit," "Disclosure Schedule" or "Schedule" shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word "including" means "including, without limitation."
13.07    Construction and Disclosure. Each of the Purchaser, the Seller and the Acquired Company confirms that its and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement and in the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party of any matter whatsoever (including any violation of law or breach of contract). The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Acquired Company and the Seller contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. In disclosing the information in the Schedules, neither the Seller, nor the Acquired Company waives any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The disclosures in the Schedules are to be taken as relating to the representations and warranties as a whole, notwithstanding the fact that the Schedules are arranged by sections corresponding to the sections in this Agreement, or that a particular section of this Agreement makes reference to a specific section of the Schedules, and notwithstanding that a particular representation and warranty may not make a reference to the Schedules. Disclosure of an item on one Schedule shall be deemed disclosed on all other Schedules to the extent its relevance is reasonably apparent. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Time is of the essence in the performance of each of the parties' respective obligations contained herein.
13.08    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser and the Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
13.09    Complete Agreement. This Agreement and the documents referred to herein (including the Escrow Agreement and Confidentiality Agreement) contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
13.10    Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. For avoidance of doubt, nothing in Section 8.05 conveys any legal or equitable right, remedy, or claim to or for any employee of the Company Group.
13.11    Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.
13.12    Purchaser Deliveries. The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser's Representatives (including by posting to any virtual data rooms managed by or on behalf of the Seller and/or the Acquired Company) shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.
13.13    Specific Performance. Each of the parties acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other parties' obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).
13.14    Delivery by Electronic Mail. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms hereof or thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of electronic or digital form as a defense to the formation of a contract and each such party forever waives any such defense.
13.15    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
13.16    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by, and construed in accordance with, the laws of the Commonwealth of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.
13.17    Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
13.18    Prevailing Party. Except as contemplated by Sections 1.05 and 11.01(a), if there shall occur any dispute or proceeding between the parties relating to this Agreement or the transactions contemplated hereby, the non‑prevailing party shall pay all reasonable costs and fees (including reasonable attorneys' fees and expenses) of the prevailing party.
13.19    Acknowledgement Regarding Post-Closing Attorney-Client Matters.
(a)    Each party to this Agreement acknowledges that (i) the Company Group and the Seller have retained Pillsbury Winthrop Shaw Pittman LLP (the, "Law Firm" or “Pillsbury”) to act as their counsel in connection with the Covered Transaction as well as other past and ongoing matters, (ii) Law Firm has not acted as counsel for any other Person in connection with the Covered Transaction, and (iii) no Person other than the Members of the Company Group and the Seller has the status of a client of Law Firm for conflict of interest or any other purpose as a result thereof. The Purchaser (1) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Members of the Company Group) to waive and not assert, any conflict of interest relating to Law Firm's representation after the Closing of the Seller, or any of its respective Affiliates in any matter involving the Covered Transaction (including any litigation, arbitration, mediation or other proceeding), and (2) consents to, and will cause each of its Subsidiaries (including, after Closing, the Members of the Company Group) to consent to, any such representation, even though in each case (x) the interests of the Seller, and/or such Affiliate of the Seller may be directly adverse to the Purchaser, the Acquired Company or any of their Subsidiaries, (y) Law Firm may have represented the Acquired Company or its Subsidiaries in a substantially related matter, or (z) Law Firm may be handling other ongoing matters for the Purchaser, the Acquired Company or any of their respective Subsidiaries.
(b)    The Purchaser agrees that, after the Closing, neither the Acquired Company, not the Purchaser, nor any of their respective Subsidiaries will have any right to access or control any of Law Firm's records relating to or affecting the Covered Transaction, which will be the property of (and be controlled by) the Seller. In addition, the Purchaser agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company Group. Accordingly, the Purchaser shall not, and shall cause each of its Subsidiaries (including, after Closing, the Members of the Company Group) not to, use any Attorney-Client Communication remaining in the records of the Company Group after Closing in a manner that may be adverse to the Seller or any of the Seller's Affiliates.
(c)    The Purchaser agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Company Group), that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Seller and will not pass to or be claimed by the Purchaser, the Acquired Company or any of their respective Subsidiaries, and (ii) the Sellers will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, the Purchaser shall not, and shall cause each of its Subsidiaries (including, after Closing, the Company Group) not to, (x) assert any attorney-client privilege, other evidentiary privilege or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Seller or any of the Seller's Affiliates, or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not the Seller or any of the Seller's Affiliates. Furthermore, the Purchaser agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after Closing, the Company Group), that in the event of a dispute between the Seller or any of the Seller's Affiliates, on the one hand, and the Acquired Company or any of its Subsidiaries, on the other hand, arising out of or relating to any matter in which Law Firm jointly represented both parties, neither the attorney-client privilege, nor the expectation of client confidence nor any right to any other evidentiary privilege will protect from disclosure to the Seller or such Affiliate of the Seller any information or documents developed or shared during the course of Law Firm's joint representation.
13.20    Tax Withholding on Compensatory Payments. Notwithstanding anything to the contrary in this Agreement, to the extent that an amount is paid or is payable to the Seller pursuant to this Agreement for the benefit of any service provider of the Company Group and such amount may be subject to payroll and employment tax withholding under applicable law (e.g., such amounts are payable by the Seller to an employee of the Company Group and those amount are treated as "wages" under Code Sections 3121, 3306, or 3402), then, at the written request and direction of the Seller, the Purchaser shall, or shall cause the applicable Member of the Company Group to, pay such amounts through the applicable payroll system of the Purchaser or the applicable Member of the Company Group and make all applicable employment and payroll tax withholding on such amounts in accordance with applicable law; provided that, if such amount has already been paid to the Seller, then the Seller agrees to promptly deliver such amount to an account designated by the Purchaser.

13.21    Payments under this Agreement. Each party agrees that all amounts required to be paid hereunder shall, except as otherwise expressly set forth in this Agreement, be paid without discount, rebate, reduction or withholding.
13.22    Non-Solicit and Non-Compete.
(a)    During the period beginning immediately following the Closing and ending on the fifth (5th) anniversary of the Closing Date, neither Seller nor Seller Shareholder shall, directly or indirectly, solicit or hire for employment any individual who, as of immediately prior to the Closing, was an officer or management employee is employed by the Company Group (each, a “Specified Individual”); provided that nothing herein shall prohibit Seller or Seller Shareholder from (i) conducting a general solicitation of prospective employees in the ordinary course of business if not specifically directed towards any Specified Individual, or hiring any Specified Individual where the initial contact with such Person regarding such hiring primarily arose as a result of such general solicitation or (ii) soliciting or hiring any Specified Individual whose employment with the Company Group (or the Purchaser), has terminated.
(b)    During the period beginning immediately following the Closing and ending on the fifth (5th) anniversary of the Closing, neither Seller nor Seller Shareholder shall control, manage, operate, be employed or engaged by, or otherwise participate or engage in any business as, or have any interest in, a Competitive Business. Notwithstanding the foregoing, nothing in this Agreement shall prevent such Person from acquiring or owning as a passive investment, up to five percent (5%) of the outstanding voting securities of any entity engaged in a Competitive Business that is publicly traded on any recognized national securities market.
(c)    In no event will the aggregate amount of the Purchase Price allocated to the foregoing restrictive covenants exceed $25,000 in the aggregate.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.
SELLER:
R&R ENTERPRISES, INC.

By:

Name:

Its:
ACQUIRED COMPANY:
SENTEL CORPORATION

By:

Name:

Its:
PURCHASER:
VECTRUS SYSTEMS CORPORATION

By:

Name:

Its:
SELLER SHAREHOLDER:

Russell T. Wright

Signature Page to Stock Purchase Agreement

Exhibit A – Escrow Agreement
(See Attached)

Exhibit B – Example Calculation Of Net Working Capital

Indebtedness Payoff Schedule
Bank of America

Schedule 2.01(f) – Names of Persons to Sign Employment Letters with Purchaser
Continuing Employment Letters
Sandra Brucker
Patricia Curtis
Michael Smith
Chet Young
Transition Letters
Kip Ward
Michael Royer